SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant Section 240.14a-12

FREIGHTCAR AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

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FREIGHTCAR AMERICA, INC.
Two North Riverside Plaza, Suite 1250
Chicago, Illinois 60606
April 6, 2011
Dear FreightCar America Stockholder:
     You are cordially invited to attend the annual meeting of stockholders of FreightCar America, Inc. to be held at 10:00 a.m. (local time) on Wednesday, May 11, 2011 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604.
     The purpose of the meeting is to consider and vote upon proposals to (i) elect two directors who have been nominated for election as Class III directors to three-year terms, (ii) approve, on an advisory basis, the compensation of our Named Executive Officers, (iii) approve, on an advisory basis, the frequency of holding future advisory votes on the compensation of our Named Executive Officers, (iv) ratify the appointment of our independent registered public accounting firm for 2011 and (v) transact such other business as may properly come before the meeting.
     Whether or not you plan to attend the meeting and regardless of the number of shares you own, it is important that your shares be represented at the meeting. After reading the enclosed proxy statement, please promptly vote your shares in accordance with the instructions on the enclosed proxy card to assure that your shares will be represented.
     The board of directors and management appreciate your continued confidence in FreightCar America and look forward to seeing you at the annual meeting.

Sincerely,
/s/ Thomas M. Fitzpatrick
THOMAS M. FITZPATRICK
Chairman of the Board

FREIGHTCAR AMERICA, INC.
Two North Riverside Plaza, Suite 1250
Chicago, Illinois 60606
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 11, 2011
April 6, 2011
Dear FreightCar America Stockholder:
     We are notifying you that the annual meeting of stockholders of FreightCar America, Inc. will be held at 10:00 a.m. (local time) on Wednesday, May 11, 2011 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, for the following purposes:
1.	To elect two directors as Class III directors, each for a term of three years.

2.	To hold an advisory vote to approve the compensation of our Named Executive Officers.

3.	To hold an advisory vote on whether future advisory votes to approve the compensation of our Named Executive Officers should be held every one, two or three years.

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011.

5.	To transact other business properly coming before the meeting.
     Each of these matters is described in further detail in the enclosed proxy statement. We also have enclosed a copy of our 2010 Annual Report. We are initially mailing this notice of annual meeting, the proxy statement and the enclosed proxy card to our stockholders on or about April 6, 2011.
     Only stockholders of record at the close of business on March 31, 2011 are entitled to vote at the meeting and any postponements or adjournments of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.
     Whether or not you plan to attend the meeting, please be sure to vote your shares in accordance with the instructions on the enclosed proxy card as promptly as possible. You can withdraw your proxy at any time before it is voted.

By order of the Board of Directors,
/s/ Laurence M. Trusdell
LAURENCE M. TRUSDELL
General Counsel and Corporate Secretary

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2011:
Our Proxy Statement and Annual Report on Form 10-K for the year ended
December 31, 2010 are available at
www.railproxy.info

ABOUT THE MEETING	1
What is the purpose of the annual meeting?	1
What are our voting recommendations?	1
Who is entitled to vote?	1
What constitutes a quorum?	1
How do I vote?	2
Can I revoke my proxy or change my vote after I return my proxy card?	2
What vote is required to approve each matter that comes before the meeting?	2
What happens if additional proposals are presented at the meeting?	3
Who will bear the costs of soliciting votes for the meeting?	3

PROPOSALS TO BE VOTED ON	3
Proposal 1 — Election of Class III Directors	3
Proposal 2 — Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers	3
Proposal 3 — Approval, on an Advisory Basis, of a Frequency of Every Year for Future Advisory Votes on the Compensation of our Named Executive Officers	4
Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm	4

GOVERNANCE OF THE COMPANY	5
Board Structure and Composition	5
Nominees for election at this meeting for terms expiring in 2014	5
Directors whose terms continue until 2012	6
Directors whose terms continue until 2013	6
Committees of the Board of Directors	7
Independence of Directors	8
Board Leadership Structure	8
Code of Business Conduct and Ethics	8
Risk Oversight	9
Director Nomination Process	9
Communications with Directors	10
Director Attendance at Meetings	10
Director Compensation	10

STOCK OWNERSHIP	10
Security Ownership of Certain Beneficial Owners and Management	10
Section 16(a) Beneficial Ownership Reporting Compliance	13

COMPENSATION DISCUSSION AND ANALYSIS	13
Summary	13
Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation	14
Compensation Philosophy and Objectives	16
Elements of Executive Compensation	17

EXECUTIVE COMPENSATION	26
Executive Officers	26
Summary Compensation Table	27
Supplemental Narrative to Summary Compensation Table	29
Employment Agreements and Other Arrangements for NEOs	29
2005 Long Term Incentive Plan	31
Annual Cash Incentive Program	31
Grants of Plan-Based Awards for the Year Ended December 31, 2010	31

FREIGHTCAR AMERICA, INC.
Two North Riverside Plaza, Suite 1250
Chicago, Illinois 60606

PROXY STATEMENT

     The board of directors of FreightCar America, Inc. (“FreightCar America” or the “Company”) is asking for your proxy for use at the annual meeting of our stockholders to be held at 10:00 a.m. (local time) on Wednesday, May 11, 2011 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, and at any postponements or adjournments of the meeting. We are initially mailing this proxy statement and the enclosed proxy card to our stockholders on or about April 6, 2011.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including (i) the election of two directors who have been nominated for election as Class III directors to three-year terms, (ii) approval, on an advisory basis, of the compensation of our Named Executive Officers, (iii) approval, on an advisory basis, of the frequency of holding an advisory vote on the compensation of our Named Executive Officers, (iv) the ratification of the appointment of our independent registered public accounting firm and (v) any other business properly coming before the meeting.
What are our voting recommendations?
     Our board of directors recommends that you vote your shares “FOR” each of the nominees named below under “Proposal 1 — Election of Class III Directors,” “FOR” the approval, on an advisory basis, of the compensation of our NEOs (as defined herein) as discussed below under “Proposal 2 — Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers,” for a frequency of every “1 Year” for future advisory votes on the compensation of our NEOs as discussed below under “Proposal 3 — Approval, on an Advisory Basis, of a Frequency of Every Year for Future Advisory Votes on the Compensation of our Named Executive Officers,” and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as discussed below under “Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm.”
Who is entitled to vote?
     Only stockholders of record at the close of business on the record date, March 31, 2011, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date at the meeting and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on.
What constitutes a quorum?
     If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had 11,948,266 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.
How do I vote?
     You may vote in person at the annual meeting or you may vote by proxy. You may vote by proxy by (i) completing, signing, dating and mailing the enclosed proxy card, or by (ii) following the instructions on your proxy card for voting by telephone or on the Internet. To vote by telephone or on the Internet, you will need the control number included on your proxy card. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you do not indicate your instructions, your shares will be voted:
•	“FOR” the election of the two nominees named below under “Proposal 1 — Election of Class III Directors” to three-year terms;

•	“FOR” the approval, on an advisory basis, of the compensation of our NEOs under “Proposal 2 — Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers”;

•	For a frequency of every “1 Year” for future advisory votes on the compensation of our NEOs under “Proposal 3 — Approval, on an Advisory Basis, of a Frequency of Every Year for Future Advisory Votes on the Compensation of our Named Executive Officers”; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011 under “Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm.”
Can I revoke my proxy or change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly submitted proxy bearing a later date, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you vote in person at the meeting.
What vote is required to approve each matter that comes before the meeting?
     Director nominees must receive the affirmative vote of a plurality of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon, meaning that the two nominees for Class III director with the most votes will be elected. Both the approval, on an advisory basis, of the compensation of our NEOs and the ratification of the appointment of our independent registered public accounting firm require the affirmative vote of a majority of the votes represented at the meeting in person or by proxy. With respect to the frequency of future advisory votes on the compensation of our NEOs, the alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders approve, on an advisory basis. Broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval. Abstentions will have the effect of a vote against the approval, on an advisory basis, of the compensation of our NEOs and the ratification of the appointment of our independent registered public accounting firm but will not be taken into account in determining the outcome of the election of directors or the vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our NEOs. However, each of our directors and director candidates has offered a contingent resignation that may be accepted by the board of directors in its discretion if a majority of the votes are not cast “FOR” such director in an uncontested election.

What happens if additional proposals are presented at the meeting?
     If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
Who will bear the costs of soliciting votes for the meeting?
     Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. We will bear all costs of solicitation, including a base fee of $8,000 and reasonable out-of-pocket expenses to be paid to the proxy solicitation firm of Georgeson Inc.
PROPOSALS TO BE VOTED ON
Proposal 1 — Election of Class III Directors
     Our certificate of incorporation provides for a classified board of directors consisting of three classes of the same or nearly the same number of directors. The number of members of our board of directors is currently fixed at seven directors. The term of office of each current Class III director is scheduled to expire at our annual meeting of stockholders to be held this year. Currently, two of our directors, Thomas M. Fitzpatrick and Thomas A. Madden, are Class III directors. At the recommendation of our nominating and corporate governance committee, our board of directors has determined to nominate Messrs. Fitzpatrick and Madden for election to three-year terms as Class III directors at our annual meeting this year.
     Each nominee elected by our stockholders as a Class III director at our annual meeting this year will be elected to a term to expire at the annual meeting of stockholders in 2014.
     Information about the director nominees, the continuing directors and our board of directors is contained in the section of this proxy statement entitled “Governance of the Company—Board Structure and Composition.”
     In the event a nominee is not available to serve for any reason when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board of directors has no reason to believe that any of the nominees will not be a candidate or, if elected, will be unable or unwilling to serve as a director.
     Our board of directors recommends that you vote “FOR” the election of Thomas M. Fitzpatrick and Thomas A. Madden as Class III directors.
Proposal 2 — Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers
     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which amends Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enables our stockholders to approve, on an advisory basis, the compensation programs for our NEOs (sometimes referred to as “say on pay”). As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain the individuals we need to drive business success. We believe that our executives should act in the long-term interests of our stockholders and therefore pay a substantial portion of total compensation to our executives in the form of stock options and/or restricted stock. Our compensation programs also are closely tied to performance, with incentive compensation varying in accordance with objectively determinable Company, team and individual performance measures. In addition, the variable component of compensation increases as an individual’s business responsibilities increase.
     Accordingly, you are invited to review the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure and to vote to approve, on an advisory basis, the compensation of our NEOs through the adoption of the following resolution at the 2011 annual meeting:

     “Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
     This vote is nonbinding. The board and the compensation committee, which is comprised of independent directors, will consider the outcome of the vote when evaluating future executive compensation decisions.
     Our board of directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.
Proposal 3 — Approval, on an Advisory Basis, of a Frequency of Every Year for Future Advisory Votes on the Compensation of our Named Executive Officers
     Also in accordance with the Dodd-Frank Act, the Company this year is providing stockholders with an advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years.
     The board of directors believes that at the present time, a frequency of every year for the advisory vote on executive compensation is the appropriate interval for a “say on pay” vote. The board of directors welcomes stockholders’ input on the Company’s compensation philosophy, policies and objectives, consistent with the board’s commitment to best governance practices. Annual say on pay votes should help to ensure meaningful communications of stockholders’ views on compensation matters and proper alignment of employees’ incentives with stockholders’ interests. If the board of directors concludes in the future that annual votes do not afford enough time to evaluate the effects of our compensation programs on performance, then the board may at that time recommend a biennial or triennial voting frequency instead.
     Stockholders who have concerns about executive compensation during the intervals between say on pay advisory votes are welcome to bring their specific concerns to the attention of the board. Please refer to “Communications with Directors” in this proxy statement for information about communicating with the board.
     The proxy card allows stockholders to choose among four options (holding the vote every one, two or three years, or abstaining). Stockholders therefore will not be voting to approve or disapprove the board’s recommendation, but rather to indicate their own choice among the frequency options.
     Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the board and the compensation committee will consider the outcome of the vote when evaluating the frequency of future advisory votes on executive compensation.
     Our board of directors recommends that you vote for a frequency of every “1 Year” for future advisory votes on the compensation of our NEOs.
Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm
     Deloitte & Touche LLP audited our financial statements for our fiscal year ended December 31, 2010, and has been selected by the audit committee of our board of directors to audit our financial statements for the fiscal year ending December 31, 2011. A representative of Deloitte & Touche LLP is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
     Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, we are submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our audit committee will review its future selection of independent registered public accounting firms. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

     For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered with respect to fiscal years 2010 and 2009, see the section of this proxy statement entitled “Fees of Independent Registered Public Accounting Firm and Audit Committee Report—Fees Billed by Independent Registered Public Accounting Firm.”
     Our board of directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.
GOVERNANCE OF THE COMPANY
Board Structure and Composition
     Our certificate of incorporation provides for a classified board of directors consisting of three classes of the same or nearly the same number of directors. The number of members of our board of directors is currently fixed at seven directors:
•	James D. Cirar, S. Carl Soderstrom, Jr., and Robert N. Tidball serve in Class I. Their terms will expire on the date of the annual meeting of stockholders to be held in 2012.

•	William D. Gehl and Edward J. Whalen serve in Class II. Their terms will expire on the date of the annual meeting of stockholders to be held in 2013.

•	Thomas M. Fitzpatrick and Thomas A. Madden serve in Class III. Their terms will expire on the date of the upcoming annual meeting of stockholders to be held on May 11, 2011.
     Upon the expiration of the term of each class of directors, directors of that class generally may be re-elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. A director elected by the board of directors is designated upon his or her election as a Class I, Class II or Class III director, and serves a term that expires at the next annual meeting of stockholders after such director’s election. A director elected by the stockholders at an annual meeting of stockholders to succeed a director elected during the preceding year by the board of directors joins the same class as the replacement director whom he or she succeeds and serves a term that expires at the next annual meeting of stockholders at which the terms of the other directors of that director’s class are or would be scheduled to expire. Each of our directors has signed a contingent resignation letter providing that if a majority of the votes of the shares in an uncontested election in which such director is a nominee are designated to be “withheld” from, or are voted “against,” the director’s election, and the board of directors accepts the contingent resignation letter following such election, the director’s resignation will be effective upon the board’s acceptance of the resignation.
     Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or an increase in the size of the board of directors.
     Nominees for election at this meeting for terms expiring in 2014
     Thomas M. Fitzpatrick, 58, has served as a director since December 2005 and as the Chairman of the Board of Directors since March 2007. He is a member of our nominating and corporate governance committee. Mr. Fitzpatrick is the managing director of Cold Frame Ventures LLC (a venture management and investment company), the predecessor of which he founded in 1986. Since 2010, he has also served as the Chief Executive Officer of its affiliates Ceres 7 Foods LLC and Custom Menu Insights LLC (protein suppliers to the food service industry). Mr. Fitzpatrick has worked for many years as a principal, advisor and investor in a wide variety of industries and has broad international business experience. He brings to our board of directors, among other qualifications, the business acumen he has gained from this background as well as his knowledge and skills as an attorney.

     Thomas A. Madden, 57, has served as a director since December 2005 and is the chairman of our compensation committee and a member of our audit committee. Mr. Madden served as the Executive Vice President and Chief Financial Officer of Ingram Micro Inc., a technology distributor, from July 2001 to April 2005. From October 1997 to July 2001, Mr. Madden served as the Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc., a supplier of motor vehicle components. Mr. Madden has been a member of the boards of directors of Champion Enterprises, Inc. (a modular and manufactured homes producer) from 2006 to 2010, Mindspeed Technologies, Inc. (a provider of semiconductors for network applications) since 2003, and Intcomex, Inc. (an IT products distributor) since 2006. Having served as the chief financial officer of two public companies, Mr. Madden brings extensive financial expertise and skills to our board of directors, as well as the insights and experience he has gained as a director of three other public companies.
     Directors whose terms continue until 2012
     James D. Cirar, 64, has served as a director since June 1999 and is a member of our audit committee. Mr. Cirar is a private investor. He was a director of Transportation Technologies Industries, Inc. (“TTII”), a manufacturer of railcar and truck components, and President and Chief Executive Officer of TTII’s foundry group from January 2000 until the company was acquired by Accuride Corporation in 2005. Mr. Cirar was Chairman of two of our subsidiaries, Johnstown America Corporation and Freight Car Services, Inc., from September 1998 to June 1999. From September 1995 to August 1998, he was the President and Chief Executive Officer of Johnstown America Corporation, a predecessor of the Company. Mr. Cirar brings to our board of directors the business experience he has gained as a partner in private equity transactions, as well as deep industry knowledge and close familiarity with the Company’s business.
     S. Carl Soderstrom, Jr., 57, has served as a director since April 2005 and is the chairman of our audit committee and a member of our nominating and corporate governance and strategy and growth committees. Mr. Soderstrom was employed by ArvinMeritor, Inc., a supplier of motor vehicle components, and its predecessor companies from 1986 to 2004. He served as Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. from July 2001 to December 2004, and in a number of senior operations and engineering positions with that company prior to 2001, including Senior Vice President of Engineering, Quality and Procurement. Since 2003, Mr. Soderstrom has been a member of the board of directors of Lydall, Inc., a manufacturer of specialty engineered products for the thermal/acoustical and filtration/separation markets, and, since July 2010, he has served on the board of directors of Westar Energy, Inc., an electric utility company. Having spent 18 years in a variety of senior positions at ArvinMeritor, Inc., Mr. Soderstrom brings extensive experience in product engineering, manufacturing, finance and procurement to our board of directors.
     Robert N. Tidball, 72, has served as a director since April 2005 and is the chairman of our nominating and corporate governance committee and a member of our compensation and strategy and growth committees. From 1989 to January 2001, Mr. Tidball was the President, Chief Executive Officer and a director of PLM International, Inc., a manager of railcar investments. In addition to his many years of experience as a senior business executive, Mr. Tidball brings to our board of directors extensive knowledge of the railcar industry.
     Directors whose terms continue until 2013
     William D. Gehl, 64, has served as a director since May 2007 and is the chairman of our strategy and growth committee and a member of our audit and compensation committees. He was Chairman and Chief Executive Officer of Gehl Company, a manufacturer of compact construction equipment, from April 2003 until his retirement from that company in April 2009. Prior to that time, he was President and Chief Executive Officer of Gehl Company since November 1992, Chairman of Gehl Company since April 1996, and a director of Gehl Company since 1987. During the past five years, Mr. Gehl has been a member of the boards of directors of Gehl Company, Astec Industries, Inc. (a manufacturer of road-building and construction equipment), Mason Wells, Inc. (a private equity investor), The Oilgear Company (a manufacturer of hydraulic pumps and related products) and Westbury Bank (a full-service neighborhood bank with 25 locations). He brings to our board of directors, among other things, his background as the chief executive officer of a public company for over 16 years and general management, marketing and financial experience, as well as M.B.A. and law degrees and his service on the audit committee of another public company (Astec Industries). He is a member of the Wisconsin and Florida state bars.

     Edward J. Whalen, 62, was appointed as our President and Chief Executive Officer on December 18, 2009 and has served as a director since that date. Previously, he served as our Senior Vice President, Marketing and Sales, from December 2004 to September 2008. He also served as Senior Vice President, Marketing and Sales, for our subsidiaries from 1991 to December 2004. In 1991, Mr. Whalen was a member of the group of investors that acquired the Company from Bethlehem Steel. Prior to that, Mr. Whalen was President of Pullman Leasing Company, a railcar leasing business, after serving in various finance positions for Pullman Leasing Company, including Vice President of Finance and Treasurer. Mr. Whalen originally joined Pullman, Inc., the parent of Pullman Leasing Company, in 1972. In addition to his current role as our President and Chief Executive Officer, the board of directors benefits from Mr. Whalen’s many years of prior service as a senior executive of the Company and his nearly 40 years of railcar industry experience.
Committees of the Board of Directors
     Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a strategy and growth committee. Stockholders and third parties may communicate with our board of directors by writing to our board of directors at FreightCar America, Inc., Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606, Attention: Chairman of the Board of Directors.
     Audit Committee. Our audit committee consists of Messrs. Cirar, Gehl, Madden and Soderstrom. Mr. Soderstrom serves as the chairman. The audit committee oversees our financial reporting processes and provides oversight on behalf of the board to the Company’s internal accounting and financial controls, accounting principles and auditing practices to be employed in the preparation and review of our financial statements. The audit committee makes recommendations to the board concerning the engagement of independent registered public accountants to audit our annual financial statements and the scope of and plans for the audit to be undertaken by such accountants. The audit committee pre-approves the audit services and permissible non-audit services to be performed by such accountants and takes appropriate actions to ensure the independence of such accountants. The audit committee is also responsible for approving related-party transactions. Our board of directors has determined that Messrs. Cirar, Gehl, Madden and Soderstrom meet the independence requirements under the Sarbanes-Oxley Act of 2002, the rules of the Nasdaq Global Market (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Each of Messrs. Cirar, Gehl, Madden and Soderstrom has been determined to be an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and each is “independent” as defined in the applicable listing standards for audit committee members.
     The audit committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The audit committee has established and regularly monitors procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. The audit committee met 13 times during 2010.
     Compensation Committee. Our compensation committee consists of Messrs. Gehl, Madden and Tidball. Mr. Madden serves as the chairman. The purpose of our compensation committee is to: (a) oversee our compensation and employee benefit plans and practices; (b) produce annually a report on executive compensation for inclusion in our proxy statement, in accordance with all applicable rules and regulations; and (c) oversee regular succession planning and professional development for the Chief Executive Officer and other senior executive officers. Our compensation committee also evaluates the risks created by our compensation plans and policies and considers the reasonably likely effects of such risks. Our board of directors has determined that Messrs. Gehl, Madden and Tidball meet the independence requirements under the Sarbanes-Oxley Act of 2002, the rules of Nasdaq and the rules and regulations of the SEC. In addition, each of Messrs. Gehl, Madden and Tidball is an “outside director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act.
     The compensation committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The compensation committee met eight times during 2010.

     Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Fitzpatrick, Soderstrom and Tidball. Mr. Tidball serves as the chairman. The purpose of our nominating and corporate governance committee is to: (a) identify individuals qualified to become board members, consistent with criteria approved by the board; (b) recommend to the board nominees for the board; (c) recommend to the board nominees for each committee of the board; (d) recommend to the board and review annually the Corporate Governance Guidelines and the Code of Business Conduct and Ethics; (e) review annually the independence qualifications of the board members and nominees; (f) oversee our directors’ and officers’ liability insurance program, including selection, scope and administration; and (g) review potential conflicts of interest and violations of the Code of Business Conduct and Ethics. Our board of directors has determined that Messrs. Fitzpatrick, Soderstrom and Tidball meet the independence requirements under the Sarbanes-Oxley Act of 2002, the rules of Nasdaq and the rules and regulations of the SEC.
     The nominating and corporate governance committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The nominating and corporate governance committee met five times during 2010.
     Strategy and Growth Committee. Our strategy and growth committee consists of Messrs. Gehl, Soderstrom, and Tidball. Mr. Gehl serves as the chairman. The strategy and growth committee provides guidance to management in its development of our corporate strategy and provides recommendations to the board of directors with respect to its review and approval of the corporate strategy.
     The strategy and growth committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The strategy and growth committee met three times during 2010.
Independence of Directors
     The board of directors has determined that six of our seven current directors, Messrs. Cirar, Fitzpatrick, Gehl, Madden, Soderstrom and Tidball, are “independent directors” as defined in Nasdaq Listing Rule 5605 and as defined in applicable rules by the SEC. Nasdaq Listing Rule 5605 requires that a majority of our board of directors be composed of independent directors and that certain of our committees be composed solely of independent directors. Our independent directors hold meetings in executive session, at which only independent directors are present.
Board Leadership Structure
     Our board of directors strongly endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, the board of directors does not believe that mandating a particular structure, such as a separate Chairman of the Board and Chief Executive Officer, is necessary to achieve effective oversight. The board of directors retains the right to exercise its judgment to combine or separate the roles of Chairman of the Board and Chief Executive Officer. Currently, the offices of Chairman of the Board and Chief Executive Officer are held by separate persons because the board of directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its stockholders.
Code of Business Conduct and Ethics
     We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer. A copy of the Code of Business Conduct and Ethics is available on our website, www.freightcaramerica.com.
     We intend to disclose on our website at www.freightcaramerica.com any amendments to or waivers from our Code of Business Conduct and Ethics applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Risk Oversight
     In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for monitoring and overseeing the Company’s approach to risk assessment and risk management. The board of directors has the ultimate responsibility in this area. However, where appropriate the board of directors delegates to board committees the oversight of the Company’s approach to risk assessment and risk management in specific areas.
     In fulfilling its responsibility, the board espouses a responsible approach to risk management. The board requires management to ensure that an appropriate approach to risk management is implemented as a part of the day-to-day operations of the Company. The board further requires that management design internal control systems with a view to identifying and managing the material risks in the following categories:
•	core business and strategy risks;

•	operational and commercial risks;

•	regulatory risks;

•	legal and contractual risks; and

•	financial risks.
     On a periodic basis (but not less often than annually), the audit committee reviews and discusses with management and our internal audit personnel the Company’s significant financial risk exposures and the steps that management has taken to monitor, control and report such risks. The audit committee receives periodic updates from management and our internal audit personnel as necessary based on subsequent determinations. The audit committee reports its activities to the full board of directors on a regular basis and is responsible for making such recommendations with respect to the matters described above and other matters as the audit committee may deem necessary or appropriate.
Director Nomination Process
     The nominating and corporate governance committee of our board of directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The nominating and corporate governance committee considers all relevant qualifications of candidates for board membership, including factors such as industry knowledge and experience, international, public company, academic or regulatory experience, financial expertise, current employment and other board memberships, and whether the candidate will be independent under the listing standards of Nasdaq. In addition, although we do not have a formal policy regarding the consideration of diversity in identifying nominees for directors, as part of the nomination process the nominating and corporate governance committee considers diversity in professional background, experience, expertise, perspective, age, gender and ethnicity.
     The nominating and corporate governance committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s overall service to us during his or her term and any relationships and transactions that might impair such director’s independence.
     Although in prior years the nominating and corporate governance committee has paid a fee to a third party to assist in the process of identifying or evaluating potential director candidates, no such services were provided and no such fee was paid during 2010. In the future, we may pay a fee to a third party for services of this type.

     Our by-laws provide that nominations for the election of directors at our annual meeting may be made by our board of directors or any stockholder entitled to vote for the election of directors generally who complies with the procedures set forth in the by-laws and who is a stockholder of record at the time notice is delivered to us. Any stockholder entitled to vote in the election of directors generally may nominate a person for election to the board of directors at our annual meeting only if timely notice of such stockholder’s intent to make such nomination has been given in writing to our Secretary at our offices at Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606. Any recommendations received from stockholders will be evaluated by the nominating and corporate governance committee in the same manner that potential director nominees suggested by board members, management or other parties are evaluated.
     To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
Communications with Directors
     Stockholders and third parties may communicate directly with our independent directors by writing to our independent directors at:
FreightCar America, Inc.
Two North Riverside Plaza, Suite 1250
Chicago, Illinois 60606
Attention: Chairman of the Board of Directors
     Communications are distributed to the independent directors, or to any individual directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board be excluded from communications to the board, such as product complaints, product inquiries, new product suggestions, résumés and other forms of job inquiries, surveys and business solicitations or advertisements.
Director Attendance at Meetings
     Directors are encouraged to attend all annual and special meetings of our stockholders. During 2010, the board of directors held ten meetings. Each of our directors attended at least 75% of all the meetings of the board and those committees on which he served during 2010. All of our directors attended the 2010 annual meeting of stockholders.
Director Compensation
     For a discussion of director compensation, see the section of this proxy statement entitled “Director Compensation.”
STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2010 (except as indicated below) by:
•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the “Executive Compensation—Summary Compensation Table” section of this proxy statement; and

•	all of our directors, director nominees and executive officers as a group.
Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

	Number of
	Shares		Approximate
	Beneficially		Percent of
Name of Beneficial Owner	Owned (1)		Class(1)
BlackRock, Inc.	726,174	(2)	6.08%
40 East 52nd Street New York, New York 10022

Farallon Partners, L.L.C. and certain of its affiliates	1,180,000	(3)	9.90%
One Maritime Plaza, Suite 2100 San Francisco, California 94111

Heartland Advisors, Inc. and certain of its affiliates	861,025	(4)	7.20%
789 N. Water Street Milwaukee, Wisconsin 53202

Royce & Associates, LLC	756,139	(5)	6.34%
745 Fifth Avenue New York, New York 10151

The Vanguard Group, Inc. and certain of its affiliates	601,424	(6)	5.03%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

Wellington Management Company, LLP	618,588	(7)	5.18%
280 Congress Street Boston, Massachusetts 02210

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS:

James D. Cirar	7,097		*

Thomas M. Fitzpatrick	6,713		*

William D. Gehl	9,235		*

Thomas A. Madden	6,713		*

S. Carl Soderstrom, Jr.	4,251		*

Robert N. Tidball	7,097		*

Edward J. Whalen	120,416		1.01%

Theodore W. Baun	7,244		*

	Number of
	Shares	Approximate
	Beneficially	Percent of
Name of Beneficial Owner	Owned (1)	Class(1)
Joseph E. McNeely	2,500	*

Thomas P. McCarthy	17,450	*

Laurence M. Trusdell	25,870	*

Christopher L. Nagel(8)	2,374	*

All directors, director nominees and executive officers as a group (13 persons)	222,481	1.86%

*	= less than 1%
1 “Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2010 are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 11,941,192 shares of our common stock outstanding as of December 31, 2010.
2 Based on information in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2011.
3 Based on the information in the Schedule 13G/A filed by Farallon Partners, L.L.C. and certain of its affiliates with the SEC on January 11, 2011, (i) Farallon Capital Partners, L.P. has shared voting power and shared dispositive power with respect to 313,517 shares, (ii) Farallon Capital Institutional Partners, L.P. has shared voting power and shared dispositive power with respect to 290,689 shares, (iii) Farallon Capital Institutional Partners II, L.P. has shared voting power and shared dispositive power with respect to 18,623 shares, (iv) Farallon Capital Institutional Partners III, L.P. has shared voting power and shared dispositive power with respect to 1,200 shares, (v) Farallon Capital Offshore Investors II, L.P. has shared voting power and shared dispositive power with respect to 536,916 shares, and (vi) Farallon Capital (AM) Investors, L.P. has shared voting power and shared dispositive power with respect to 19,055 shares (collectively, the “Farallon Funds”). Farallon Capital Management, L.L.C. (the “Farallon Management Company”), as investment advisor with respect to shares held by one or more accounts managed by it (the “Managed Farallon Account”), may be deemed to be the beneficial owner of the shares held by the Managed Farallon Account, for which it has shared voting power and shared dispositive power. Farallon Partners, L.L.C. (the “Farallon General Partner”) is the general partner of each of the Farallon Funds and may be deemed to be the beneficial owner with respect to the 1,180,000 shares held of record by the Farallon Funds for which it has shared voting power and shared dispositive power. Each of the following persons is a managing member of both the Farallon General Partner and the Farallon Management Company: Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Davide Leone, Michael G. Linn, Douglas M. MacMahon, Stephen L. Millham, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J.M. Spokes, Thomas F. Steyer, John R. Warren and Mark C. Wehrly. According to the Schedule 13G/A, each of the Farallon Management Company, the Farallon General Partner and the foregoing reporting persons may be deemed to beneficially own the shares held by the Farallon Funds and the Managed Farallon Account and such persons disclaim any beneficial ownership of such shares.
4 Based on information in the Schedule 13G/A filed by Heartland Advisors, Inc. and William J. Nasgovitz (collectively, the “Heartland Entities”) with the SEC on February 10, 2011. The Schedule 13G/A discloses that the Heartland Entities have shared voting power and shared dispositive power with respect to 861,025 shares.

5 Based on information in the Schedule 13G filed by Royce & Associates L.L.C. with the SEC on January 13, 2011.
6 Based on information in the Schedule 13G filed by The Vanguard Group, Inc. and certain of its affiliates with the SEC on February 10, 2011. The Schedule 13G discloses that (i) The Vanguard Group, Inc. has sole dispositive power with respect to 582,807 shares and (ii) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 18,617 shares for which VFTC has sole voting power and shared dispositive power as a result of VFTC serving as investment manager of collective trust accounts.
7 Based on information in the Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”) with the SEC on February 14, 2011. The Schedule 13G discloses that Wellington Management has shared voting power with respect to 560,697 shares and shared dispositive power with respect to 618,588 shares. Wellington Management may be deemed to beneficially own 618,588 shares, which are held by clients for whom Wellington Management serves as investment advisor.
8 Represents the number of shares beneficially owned by Mr. Nagel, based on SEC reports regarding his ownership of our common stock, as of the termination of his employment on August 26, 2010.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors and executive officers have complied with all Section 16(a) filing requirements for 2010.
COMPENSATION DISCUSSION AND ANALYSIS
     The following sections discuss the material factors involved in the Company’s decisions regarding the compensation of the Company’s Named Executive Officers (as defined in the section of this proxy statement entitled “Executive Compensation—Summary Compensation Table”) (the “NEOs”) during 2010. The specific amounts paid or payable to the NEOs are disclosed in the tables and narrative in the section of this proxy statement entitled “Executive Compensation.” The following discussion cross-references those specific tabular and narrative disclosures where appropriate.
Summary
     Our NEO compensation program, designed and approved by our compensation committee, is designed to ensure that:
•	compensation is aligned with the Company’s business objectives and financial performance;

•	incentive-based and equity compensation is a major component of total NEO compensation; and

•	compensation risks are assessed and managed appropriately in the context of our business strategies.
     Fiscal year 2010 was anticipated to be a difficult year for the economy and our business, and the compensation committee tailored our NEO compensation program to be in line with expectations of lower financial performance compared to fiscal year 2009, while providing support for the ongoing needs of our business and key initiatives such as strategic and international growth.
     When designing our fiscal year 2010 NEO compensation program, the compensation committee considered the Company’s fiscal year 2010 budget and financial performance expectations, both of which were lower than fiscal year 2009 actual performance. As a result, with respect to our regular program of annual and long-term compensation, the compensation committee:
•	continued a reduction in base pay initiated in 2009, which affected the base salaries of a number of NEOs who were in their current roles at the time the reduction was implemented;

•	set targets for payouts of annual incentive awards that would allow payments only if break-even or better operating income was achieved, which, in consideration of the Company’s 2010 performance, resulted in no bonus payments being made for 2010; and

•	temporarily reduced equity-based awards (stock options) under the Company’s long term incentive plan to reduce expenses associated with the plan.
     Given the Company’s 2010 financial performance, each of our NEOs was paid less than the target amount of his fiscal year 2010 total direct annual compensation (which we define to include his base salary, annual incentive plan award opportunity and awarded value of equity compensation), in alignment with the compensation committee’s pay-for-performance philosophy.
     The compensation committee believes its actions balanced the objectives of containing costs, calibrating pay opportunities with performance expectations and the degree of difficulty associated with achieving performance goals, and retaining and motivating our NEOs.
     Our compensation committee is comprised of at least three directors, each of whom must be determined by our board of directors to meet the independence requirements of the SEC, Nasdaq and any other applicable governmental or regulatory authorities, each as in effect from time to time. Members of the compensation committee also must qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and “outside directors” within the meaning of Code Section 162(m) and must satisfy any other necessary standards of independence under the federal securities and tax laws, as amended from time to time.
     If a compensation committee chairperson is not designated by the board of directors, members of the compensation committee designate a chairperson by majority vote.
     The compensation committee meets quarterly or more frequently as circumstances require. A majority of the members of the compensation committee constitutes a quorum.
     In accordance with the committee’s charter, the compensation committee chairperson determines the agenda for each meeting. Materials related to agenda items are provided to the compensation committee members sufficiently in advance of the meeting to allow the members to prepare for discussion of the items at the meeting. The compensation committee maintains written minutes of its meetings, which are maintained with our books and records. The compensation committee reports its activities regularly and directly to the board of directors and makes recommendations that the compensation committee deems advisable.
     The compensation committee may request that any of our directors, officers or employees or any other persons whose advice and counsel are sought by the compensation committee attend any meeting of the compensation committee to provide such pertinent information as it reasonably requests. Our Chief Executive Officer (“CEO”) may not be present during deliberations or voting concerning his own compensation.
Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation
     General Authorities and Responsibilities
     The compensation committee reviews the Compensation Discussion and Analysis (the “CD&A”) section of our proxy statement and recommends to the board of directors that the CD&A be included in our proxy statement. The compensation committee issues an annual report on executive compensation for inclusion in our proxy statement and reports to the board of directors its plan for succession of the CEO and other senior executives in the event that any of such officers retires, is disabled or is otherwise unable to fulfill his or her duties. The compensation committee has the authority to conduct or authorize investigations into any matter within its scope of responsibilities, and retain, at our expense, such independent counsel, compensation consultant or other consultants and advisors as it deems necessary. In 2010, the compensation committee engaged an independent compensation consulting firm, Pearl Meyer & Partners LLC (“Pearl Meyer”). In addition to general compensation consulting services, Pearl Meyer provided specific consulting services in areas which included market surveys of executive compensation, external trends, compensation program design, and position-specific compensation information as necessary. The compensation committee has the sole authority to retain an independent compensation consultant to be used to assist in its evaluation of director and/or senior management compensation and has the sole authority to terminate the consultant and approve the consultant’s fees and other retention terms. The compensation committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it deems appropriate or necessary. The compensation committee reviews and assesses at least annually the adequacy of the compensation committee charter and recommends any proposed changes to the board of directors for approval. The compensation committee also annually reviews its own performance.
     Executive and Director Compensation
     The compensation committee, consulting with its independent compensation consultant, Pearl Meyer, and with management as necessary, reviews and recommends for approval by the board of directors our general policies relating to senior management compensation and oversees the development and implementation of such compensation programs. The compensation committee, consulting with its independent compensation consultant and with management as necessary, reviews and approves, or recommends for ratification by the board of directors, senior management compensation, including, to the extent applicable, (a) salary, bonus and incentive compensation levels, (b) deferred compensation, (c) executive perquisites, (d) equity compensation (including awards to induce employment), (e) employment agreements, severance arrangements and change in control agreements/provisions, in each case as, when and if appropriate, and (f) other forms of senior management compensation. The compensation committee meets without the presence of senior management when approving or deliberating on CEO compensation but may, in its discretion, invite the CEO to be present during the approval of, or deliberations with respect to, other senior management compensation.
     The compensation committee periodically reviews and approves corporate goals and objectives relevant to senior management compensation, evaluates the CEO’s performance in light of those goals and objectives, as a committee or together with the independent members of the board of directors, and recommends for ratification by the board of directors the CEO’s compensation levels taking into account this evaluation. The compensation committee periodically reviews and makes recommendations to the board of directors with respect to director compensation for non-employee members of the board of directors and its committees. The compensation committee may adopt policies regarding the adjustment or recovery of incentive awards or payments if the relevant performance measures upon which such incentive awards or payments were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The compensation committee may consider the accounting and tax treatment to the Company and to senior management of each particular element of compensation.
     Oversight of Benefit Plans
     The compensation committee oversees, periodically reviews and makes recommendations to the board of directors with respect to employee benefit plans, including all pension and profit sharing plans, stock incentive plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. The compensation committee has the power and authority to oversee these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, and exercise such other power and authority as may be permitted or required under such plans. The compensation committee may also undertake such additional activities within the scope of its primary function as the board of directors or the compensation committee may from time to time determine or as may otherwise be required by law, the board of directors or our charter or by-laws.

     Compensation Committee Interlocks and Insider Participation
     None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.
Compensation Philosophy and Objectives
     Philosophy
     The compensation committee has adopted, and periodically reviews, an executive compensation philosophy statement. This statement sets forth the Company’s values and beliefs regarding the nature of its executive compensation strategy and programs.
     The purpose of our philosophy is twofold: to serve as a link between the interests of the Company’s stockholders and its compensation arrangements, and to serve as a framework for program design and assessment.
     The application of these values and beliefs reflects and takes into account a broad business context. Business judgment is brought to bear to determine the appropriate application of these values and beliefs in each circumstance. Moreover, the application of these values and beliefs solely in a mechanistic fashion is neither appropriate nor desirable.
     In periodically reviewing the executive compensation philosophy statement, the compensation committee will revise it as necessary to ensure that it is properly linked to the Company’s business strategies and to reflect changes to the Company’s business operations and goals as well as external market conditions.
     Objectives
     Our compensation program is designed to attract, motivate and retain the highly talented individuals that FreightCar America needs to drive business success. The program reflects the following principles:
•	FreightCar America employees should act in the interests of FreightCar America stockholders. We believe that FreightCar America employees should act in the long-term interests of FreightCar America stockholders and the best way to encourage them to do so is through an equity stake in the Company. We pay a substantial portion of total compensation to executives and certain other key employees in the form of stock options and/or restricted stock. The Company’s goal is to have compensation programs that encourage each employee to think and act like an owner of the business. Our industry is cyclical. Executives must manage this cycle by diversifying our product offerings, maintaining low costs and other measures.

•	Compensation should be related to performance. The Company’s compensation program endeavors to reinforce the Company’s business and financial objectives. Employee compensation will vary based on objectively determinable measures of Company performance. When the Company performs well based on financial measures, employees will receive greater incentive compensation. When the Company does not meet objectives, incentive awards will be reduced. An employee’s individual compensation also will vary based on the performance of such person’s team or function, as well as his or her individual performance, contribution and overall value to the business. Employees demonstrating sustained high performance will be rewarded more than those in similar positions with lower performance.

•	Incentive compensation should be a greater part of total compensation for employees with more senior positions. The proportion of an individual’s total compensation that varies based on individual, function/team and Company performance objectives should increase as the individual’s business responsibilities increase.

•	Other goals. The Company’s compensation program is designed to balance short- and long-term financial objectives. It also is designed to be competitive with a group of manufacturing-based companies. When the compensation committee determines compensation levels for executive officers, it reviews compensation survey data from independent sources in an attempt to ensure that our total compensation program is competitive and fair. The compensation committee considers compensation data from companies in our industry as well as from companies in a broad cross-section of industries, and targets overall compensation levels competitive with the broad industry comparison group.
Elements of Executive Compensation
     Total compensation for each NEO is comprised of base salary, annual cash incentive awards, long-term equity awards, retirement and post-employment benefits, including severance protection, and other benefits and perquisites. The various elements of executive compensation reflect the following policies:
     Base Salary
•	Overview
•	Base salary is comprised of periodic, fixed payments made to each NEO.
•	Why this component is paid to NEOs and how it furthers the program objectives
•	Base salary is provided to each NEO in order to provide the NEO with a degree of financial certainty and to competitively compensate the NEO for rendering ongoing services to the Company. Competitive base salaries further the compensation program’s objectives by allowing the Company to attract and retain talented employees by providing a fixed portion of compensation on which employees can rely.
•	How the amount of base salary is determined
•	In general, the Company’s executive compensation philosophy is to target base salaries at a level that is slightly below the market median for each specific executive position. The objective is to reward executives with upside for superior performance through our annual and long-term incentive programs. The annual base salary for each NEO is subject to review and possible adjustment on the NEO’s employment anniversary date. During 2009, the base salaries of all salaried employees of the Company, including Messrs. Baun, McCarthy, Nagel and Trusdell, were reduced by 5% as part of a set of cost-saving measures designed in response to the difficult business conditions the Company faced in 2009. Because these difficult business conditions continued in 2010, the base salaries of Messrs. McCarthy, Nagel and Trusdell remained at their reduced 2009 levels as did the base salaries of almost all salaried employees of the Company. Mr. Baun received a base salary increase effective January 1, 2010 to ensure that his base salary was aligned with the compensation philosophy as it pertains to executive base salaries.

With respect to other non-executive senior management employees and other management employees, the Company uses the results of the Economic Research Institute’s industry- and region-specific compensation database, and sets annual base salaries at plus or minus 25% of the midpoint, depending on an assessment of the individual’s sustained performance and the location of his or her position.
•	Relation of base salary to other components of compensation
•	The amount of each NEO’s base salary is the reference point for certain other elements of his compensation. For example, the potential annual incentive award for each NEO is based, in part, on the NEO’s base salary. In addition, base salary is one component of the formula for determining pension benefits under the Company’s Pension Plan (as defined below). Finally, NEO cash severance benefits are determined, in part, by base salary.

     Annual Incentive Awards
•	Overview
•	The annual cash incentive program calls for the awarding of performance units under our 2005 Long Term Incentive Plan (the “LTIP”).

•	The primary purposes of the annual cash incentive program are to incentivize employees to achieve certain pre-determined business results over the fiscal year that are linked to stockholder value creation and to competitively reward employees for successfully achieving results.

•	Participants in the annual cash incentive program generally must be employed by the Company on the payment date to receive an award. Participants who are not employed by the Company on the payment date may receive a partial bonus award in certain circumstances at the discretion of the CEO and subject to confirmation by the compensation committee.

•	Under the annual cash incentive program, each of the NEOs is eligible to receive a grant of performance units that determines his level of incentive compensation. Each of the NEOs may earn an annual cash incentive award based on the level of achievement with respect to the following performance metrics: (i) a corporate-wide performance goal, namely Return on Net Assets (“RONA”); (ii) function/team performance goals; and (iii) individual performance goals. These performance metrics are weighted 50%, 25% and 25%, respectively.

The annual incentive program is designed to provide a link to goals and objectives in addition to RONA. Function/team and individual goals are highly specific and are limited to four to six such goals per participant.

The CEO’s target cash incentive award is 100% of annual base salary. The target cash incentive award of each other NEO is 50% of annual base salary. An NEO can receive 0% to 150% of the target cash incentive award, depending on whether the threshold, target, target-plus or stretch goal is attained with respect to each performance metric. The target-plus goal applies only to the RONA metric.

The threshold goal for each performance metric must be achieved for the NEO to receive any award with respect to that metric. The attainment of threshold, target, target-plus and stretch goals results in increasing levels of award payments, as indicated in the following table:

	Percentage of Target Cash Incentive Award Payable
	upon Goal Achievement
Performance Metric	Threshold	Target	Target-Plus	Stretch
Corporate-Wide (RONA)	25.0%	50.0%	62.5%	75.0%
Function/Team	12.5%	25.0%	25.0%	37.5%
Individual	12.5%	25.0%	25.0%	37.5%
Total	50.0%	100.0%	112.5%	150.0%
•	Corporate-Wide (RONA) Performance Metric. The Company uses RONA because, for our type of business and asset base, it is an effective metric for measuring how efficiently the Company’s assets are being managed to generate earnings and returns. The goals ensure that incentive awards based on RONA are paid only when returns meet or surpass the Company’s financial objectives. If these objectives are not met or surpassed, no incentive awards based on RONA are paid. The RONA goal for 2010 is described below.

RONA is defined as Operating Income divided by Average Net Assets. “Operating Income” is defined as earnings computed under generally accepted accounting principles, after accrual for current year’s salaried bonus expenses and before interest, taxes and other income and expenses excluded from operating income by generally accepted accounting principles.

“Average Net Assets” is the sum of average annual (computed on a monthly basis) receivables, inventory and property, plant and equipment net of accumulated depreciation, goodwill and other intangible assets, less payables.

•	Function/Team Performance Metric. Function/team performance metrics and related performance goals represent specific objectives of the NEO’s department or organizational unit. The CEO develops such metrics and related performance goals (including threshold, target and stretch performance goals) for both himself and for each of the other NEOs and submits them to the compensation committee for its consideration and adoption. The 2010 function/team performance metrics for each NEO are summarized below. Specific targets are not identified below because the performance metrics had significant qualitative components and/or represented competitively sensitive information. The Company believes that the specific performance metrics were difficult or very difficult to achieve given the challenging business environment the Company faced in 2010. Mr. McNeely was not given a set of newly-established function/team performance metrics and goals for 2010 when he joined the Company in September 2010, but instead continued those which had been established for his predecessor, Mr. Nagel.

•	Mr. Whalen
•	Financial objectives
•	Break-even or better operating income
•	Strategic initiatives

•	International expansion

•	Organization development
•	Mr. Baun
•	Unit sales and leasing

•	After-market component parts sales

•	International unit and after-market component parts sales

•	Organization budget
•	Mr. McCarthy
•	Organization budget

•	Cost improvement/containment

•	Health care programs management

•	Talent retention and development programs
•	Mr. Nagel/Mr. McNeely
•	Financial objectives
•	Break-even or better operating income
•	Timely and accurate filings

•	Strategic initiatives support

•	Organization budget
•	Mr. Trusdell
•	Organization budget

•	Outside fees

•	Inside/outside fee variance

•	Services delivered
•	Individual Performance Metric. Individual performance metrics and related performance goals represent specific personal objectives related to the NEO’s job responsibilities and ability to contribute to overall Company goals. The CEO develops such metrics and related performance goals (including threshold, target and stretch performance goals) for both himself and for each of the other NEOs and submits them to the compensation committee for its consideration and adoption. The 2010 individual performance metrics for each NEO are summarized below. Specific targets are not identified below because the performance metrics had significant qualitative components and/or represented competitively sensitive information. The Company believes that the specific performance metrics were difficult or very difficult to achieve given the challenging business environment the Company faced in 2010. Mr. McNeely was not given a set of newly-established individual performance metrics and goals for 2010 when he joined the Company in September 2010, but instead continued those which had been established for his predecessor, Mr. Nagel.
•	Mr. Whalen
•	Strategic plan

•	Investor relations/governance

•	Organization and executive development

•	Industry and customer initiatives
•	Mr. Baun
•	Leasing execution

•	Strategic initiatives support

•	International sales development
•	Mr. McCarthy
•	Compensation plan design

•	Strategic initiative support

•	Employee communication programs
•	Mr. Nagel/Mr. McNeely
•	Organizational effectiveness and development

•	Cost rationalization

•	Enterprise resource planning system integration
•	Mr. Trusdell
•	Reduced-cost sources

•	Organization development

•	Board support

•	Client satisfaction
•	Performance measures and goals are linked to the Company’s business plan and individual roles and responsibilities. Performance goals for senior executives will include a mix of corporate-wide, team and individual measures as described above. These performance goals will be recalibrated each year based on that year’s budget, business plan, goals and other relevant considerations.
•	Why this element is paid to executives and how it furthers the program’s objectives
•	Annual incentive award opportunities are provided to incentivize the NEOs to achieve performance goals that support the Company’s business plan and create stockholder value. The performance unit arrangement furthers the goals of the compensation program by tying a significant amount of compensation to objectively determinable Company, function/team and individual measures of performance. The annual cash incentive program, consistent with the Company’s executive compensation philosophy, is designed to have an upside that rewards superior performance.
•	How the amount is determined
•	Annual cash incentive awards for each NEO and other eligible salaried employees are based on the following formula:

Total
Target		Percentage
Award		of Target
(Performance		Award				$ Bonus
Units)	X	Earned	X	$100	=	Award

•	2010 Annual Incentive Awards
•	For 2010, the board of directors approved a recommendation from the compensation committee that participants be eligible for bonus payment consideration only if threshold earnings were achieved. Threshold earnings would equate to RONA achievement of 0.01% or better. Target earnings would equate to RONA achievement of 1.31% or better. Target-plus earnings would equate to RONA achievement of 2.61% or better. Stretch earnings would equate to RONA achievement of 4.01% or better.

•	For 2010, the Company did not achieve threshold earnings. As a consequence, the Company’s RONA goal was not met and none of the NEOs or other salaried employees of the Company received an annual incentive award payment for 2010. The compensation committee reviewed the Company’s 2010 performance and approved the resulting outcome under the plan with respect to incentive annual award payments. The payment of no annual incentive award to each NEO is reflected in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table below.

•	The compensation committee, upon recommendation by the CEO, may change the target awards applicable to NEOs and other senior management employees at any time prior to the final determination of bonus awards for any year if, in the committee’s judgment, such changes are desirable in the interest of equitable treatment of one or more NEOs, other senior management employees, or the Company as a result of extraordinary or nonrecurring events, changes in applicable accounting rules or principles, changes in our method of accounting, changes in applicable law, changes due to consolidation, acquisitions, reorganization or unusual circumstances or any other changes of a similar nature to any of the foregoing. The compensation committee did not approve or confirm any such discretionary changes to the 2010 goals of NEOs or other senior management employees at any time during the 2010 fiscal year.
•	Relation of annual incentives to other components of compensation
•	Cash severance benefits are determined, in part, by reference to an NEO’s annual incentive award opportunity. In addition, actual incentive award payments are one component of the formula for determining pension benefits under the Company’s Pension Plan.
     Long-Term Awards
     Long-term awards are those awards that are designed to provide incentives to the Company’s executives over a period of time in excess of one year. The Company has made long-term awards in the form of equity awards only. On February 23, 2010, the compensation committee approved the grant of stock options to purchase a specified number of shares of the Company’s common stock to all executive officers. The value of the stock options granted to each executive officer was determined after a review of each officer’s compensation, the value of each position’s contribution to the Company’s goals and the expected financial performance of the Company. Because of the difficult business conditions facing the Company in 2010, the total value of the stock option grant delivered to each executive officer was reduced as compared to prior years, to lower the Company’s expense associated with the grant. There were no other equity grants to executive officers in 2010, except for a grant of stock options to Mr. Whalen and a grant of restricted stock to Mr. McNeely upon joining the Company. Mr. Whalen’s grant was designed as an inducement to rejoin the Company. Mr. McNeely’s grant was designed as an inducement to join the Company and to make up for compensation elements forfeited when he left his previous employer.
     The primary purpose of the long-term award program is to align employee and stockholder interests through equity instruments that incentivize employees to increase stockholder value, competitively reward employees for increasing stockholder value and achieving pre-determined business goals, and retain employees who are critical to stockholder value creation.

     At the Company’s 2008 annual meeting of stockholders, our stockholders approved an amendment to the LTIP that increased the number of shares authorized for issuance under the LTIP from 659,616 to 1,659,616. As of December 31, 2010, 805,346 shares remained available for issuance under the LTIP.
     Stock Ownership Guidelines
     The board of directors has requested that the Company’s NEOs and certain other senior management employees meet minimum stock ownership requirements that are consistent with industry standards. Accordingly, the following minimum stock ownership requirements apply to corporate officers:

Chief Executive Officer:	40,000 shares
Chief Financial Officer and Other Corporate Officers:	10,000 shares
     In addition, stock ownership guidelines applicable to non-executive directors require that each non-executive director maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to the non-executive director during the three-year period ending on any given date of determination. The director may reduce the amount of stock holdings by the number of shares the director has applied directly to the payments of taxes on such awards.
     Company stock holdings that count towards meeting ownership requirements include: (a) shares owned outright or in trust; and (b) restricted stock or restricted stock units, including shares or units that have been granted but are unvested. A covered individual hired by the Company or promoted into a position with ownership requirements (or higher ownership requirements) will have three years from date of hire or promotion to meet the applicable ownership requirements. Non-employee directors also will have three years to satisfy the requirements. The compensation committee reviews each covered individual’s compliance with the ownership requirements annually.
     Retirement and Other Post-Employment Benefits
•	Overview
•	The Company maintains tax-qualified 401(k) savings plans for personnel at its various locations (the “401(k) Plans”) and a tax-qualified defined benefit pension plan (the “Pension Plan”). All NEOs participate in the 401(k) plan for employees at the Company’s Johnstown, Pennsylvania and Chicago, Illinois locations. Messrs. Whalen and Baun participate in the Pension Plan.

•	In addition, as described in more detail in the section below entitled “Potential Payments Upon Termination or Change in Control,” each of the NEOs is entitled to receive certain benefits in the event of a qualifying termination of employment or a change in control of the Company. None of the NEOs is entitled to receive a change in control excise tax gross-up from the Company.
•	Why these elements are paid to executives and how they further the program’s objectives
•	In general, the 401(k) Plans and the Pension Plan are designed to provide executives (and other eligible salaried employees) with financial security after their employment has terminated. The Company does not maintain an excess pension plan or non-qualified deferred compensation plan. Therefore, the retirement plan benefits for our NEOs are no greater than those for other salaried employees.

•	In the event of certain qualifying terminations of employment, termination benefits provide our NEOs with additional financial security, which we believe is necessary to attract and retain talented executives. In addition, we provide NEOs (and certain other executives) with certain change in control benefits that we believe help minimize inherent conflicts of interest that may arise for executives in potential change in control transactions.

•	How the amount to be paid is determined
•	The Company provides contributions under the 401(k) Plans ranging from 4% to 6% of eligible compensation. These contributions and any earnings thereon generally are held and invested under the plans until paid to participants upon termination of their employment. The Pension Plan benefits are calculated using formulas set forth in the section of this proxy entitled “Pension Benefits” and generally start when a participant reaches retirement age.

•	The termination and change in control benefits for the NEOs are stated in their respective employment agreements, except for those for Messrs. Baun and McNeely, which are set forth in the Company’s Executive Severance Plan adopted in 2009. The termination and change in control benefits for all the NEOs (including amounts and benefits to which Mr. Nagel is entitled in connection with his termination of employment) are described below in “Potential Payments upon Termination or Change in Control.” The Company has set termination and change in control benefits in each employment agreement or, in the absence of an employment agreement, in the Executive Severance Plan, to levels that we believe fall within the range of competitive market practices, as follows:
•	Mr. Whalen. Under his letter agreement relating to his employment, Mr. Whalen’s employment may be terminated by the Company or Mr. Whalen upon notice to the other party. Upon a termination of Mr. Whalen’s employment for any reason, he would be entitled to accrued base salary and accrued and unused vacation through the date of termination, any earned and unpaid prior fiscal year bonus, any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination and any pro rata bonus due to him. Mr. Whalen does not participate in the Company’s Executive Severance Plan or any other severance plan or policy applicable to Company employees.

•	Mr. Baun. Mr. Baun is a participant in the Company’s Executive Severance Plan. Under this plan, upon involuntary termination without “cause” or termination for “good reason,” Mr. Baun would be entitled to continuation of base salary for 12 months, plus an amount equal to the average of the annual bonuses paid to him for the last two full years. In addition, Mr. Baun would be entitled to continuation of certain health benefits for a period of 12 months.

•	Mr. McCarthy. Under his employment agreement, upon involuntary termination without “cause” or termination for “good reason,” Mr. McCarthy would be entitled to continuation of base salary for 12 months, plus an amount equal to his current year target bonus. In addition, Mr. McCarthy would be entitled the continuation of certain health benefits for a period of 12 months. Mr. McCarthy does not participate in the Company’s Executive Severance Plan or any other severance plan or policy applicable to the Company’s employees.

•	Mr. McNeely. Under his letter agreement relating to his employment, Mr. McNeely’s employment may be terminated by the Company or Mr. McNeely upon notice to the other party. On September 13, 2010, Mr. McNeely became a participant in the Company’s Executive Severance Plan. Under this plan, upon involuntary termination without “cause” or termination for “good reason,” Mr. McNeely would be entitled to continuation of base salary for 12 months, plus an amount equal to the average of the annual bonuses paid to him for the last two full years. In addition, Mr. McNeely would be entitled to continuation of certain health benefits for a period of 12 months.

•	Mr. Nagel. Under his employment agreement, upon involuntary termination without “cause” or termination for “good reason,” Mr. Nagel was entitled to continuation of base salary for 12 months, plus an amount equal to his current year target bonus. In addition, Mr. Nagel was entitled to the continuation of certain health benefits for a period of 12 months (or 24 months for a termination for “good reason” due to a change in control).

Mr. Nagel has been receiving such payments and benefits subsequent to the termination of his employment without cause on August 26, 2010. Mr. Nagel did not participate in the Company’s Executive Severance Plan or any other severance plan or policy applicable to the Company’s employees.

•	Mr. Trusdell. Under his employment agreement, upon involuntary termination without “cause” or termination for “good reason,” Mr. Trusdell would be entitled to continuation of base salary for 12 months (or 24 months for a termination for “good reason” due to a change in control), plus an amount equal to his current year target bonus (or two times his current year target bonus for a termination for “good reason” due to a change in control). In addition, Mr. Trusdell would be entitled to continuation of certain health benefits for a period of 12 months (or 24 months for a termination for “good reason” due to a change in control). Mr. Trusdell does not participate in the Company’s Executive Severance Plan or any other severance plan or policy applicable to the Company’s employees.

•	In the event of a change in control, all outstanding stock awards under the LTIP would become fully vested.
     Perquisites and Other Benefits
     The NEOs participate in a number of benefit plans that are available generally to all employees of the Company, including group health insurance, dental insurance, vision insurance, life insurance, paid vacation, accidental death and dismemberment insurance and long-term disability insurance plans. These benefits provide financial security and peace of mind for employees and executives and are seen as a standard part of basic employee benefits within the industry.
     The Company provided the NEOs with perquisites during 2010, the details of which are provided in footnote 7 to the Summary Compensation Table. These perquisites included reimbursement for health club membership (Mr. Baun) and payment of automobile allowance (Messrs. Nagel and Trusdell).
     Tax Treatment and Accounting
     Code Section 162(m) limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other highest compensated officers other than its chief financial officer to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Code Section 162(m). Awards made under the LTIP may qualify as “performance-based” compensation for purposes of Code Section 162(m). The compensation committee will review and approve or recommend to the board of directors awards based on a number of factors, including preserving related federal income tax deductions, although the compensation committee retains the ability to approve awards that do not qualify as “performance-based” compensation. For example, the Company may decide to award restricted stock and other awards without performance conditions under certain circumstances.
     In addition, the Code has been amended to provide an excise tax on participants in certain nonqualified deferred compensation plans that do not comply with the requirements of Code Section 409A. The Company has made the appropriate changes to our employment agreements to help ensure that there are no adverse effects on the Company or our executive officers as a result of these Code amendments. We do not expect these changes to have a tax or financial consequence for the Company.
     The Company has calculated and discussed with the compensation committee the accounting treatment and tax impact on the Company and the executives of each of its cash and equity compensation awards and agreements. As noted above, the Company has reconsidered its annual cash incentive program in light of Code Section 162(m) with a view to ensuring that bonuses to “covered employees,” as defined in that section, will be deductible in the future. The Company also calculates and monitors the Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”) accounting expense related to equity compensation. To date, the SFAS 123(R) expense has not been a significant factor in setting or changing equity compensation grant practices.

     Timing of Awards
     The Company’s stock has been publicly traded since April 2005. During that time, the compensation committee has not timed the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable material non-public information about the Company. It is the policy of the compensation committee not to time the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable material non-public information about the Company in the future.
     Determination of Compensation
     In 2010, the compensation committee considered competitive market data in evaluating and setting executive officer compensation. In January 2010, the compensation committee reviewed competitive market data from Pearl Meyer for each executive officer position. Pearl Meyer determined the market comparators from several published and private surveys, including data from both general industry and the manufacturing industry. The Company historically derived competitive market data from a broad-based general industry group and a manufacturing-based group. The compensation committee determined in 2010 that it would be appropriate to compare executive compensation primarily against a manufacturing-based group, since the companies within that group more closely resemble the Company.
     The surveys provided by Pearl Meyer and used to develop the competitive market data for the Company for 2010 included the following: the Hewitt TCM Cash Compensation Survey (sample size: 389 organizations); the Mercer Benchmark Database (sample size: 2,269 organizations); and the Towers Watson Industry Report of Top Management Compensation (sample size: 1,637 organizations). While the financial profile, organizational structure and size of organizations in the Company’s industry differ significantly, the Company used the information in these surveys to review its executive compensation versus these organizations for comparison purposes. Compensation data derived from these sources is size-adjusted by Pearl Meyer to reflect the Company’s average revenue size over time relative to the revenues of the companies in the comparison group. The Company considers additional recent survey data due to the cyclical nature of its business and the impact of that cyclicality on performance from year to year.
     In general, the Company’s objective is to provide base compensation slightly below the market median (based on survey data), and annual and long-term incentive compensation at the market median (based on survey data), with upside for superior performance. Under Mr. Whalen’s compensation package, his 2010 base compensation was at approximately the 59th percentile of the median of the comparison group and his total compensation was at approximately the 71st percentile of the median of the comparison group. The compensation packages for other NEOs place their base salaries in a percentile range from the 90th percentile to the 110th percentile of the median of the comparison group. Total compensation for other NEOs is in the same percentile range. NEOs at the higher percentile ranges are those with the longest tenures and industry experience.
     Role of Compensation Consultants
     During 2010, Pearl Meyer was engaged by the compensation committee to provide it with independent compensation consulting services. Pearl Meyer received $41,154 in fees for such compensation consulting services in 2010. Pearl Meyer has performed no other services for the compensation committee or the Company.
     Aon Hewitt provides non-compensation related services to the Company, such as actuarial, pension plan valuation, filing and administrative activities. Aon Hewitt received $263,100 in fees for these services in 2010.
     Fiscal Year 2011 Compensation Decisions
     The compensation committee made several significant decisions relating to fiscal year 2011 compensation. These decisions are summarized below:

•	Base compensation. The compensation committee approved a decision, in light of market and industry conditions, to restore base salaries still impacted by the May 2009 salary reduction to their pre-reduction levels effective January 1, 2011.

•	2011 annual incentive bonus plan. The board of directors approved a recommendation from the compensation committee that participants be eligible for consideration for a partial bonus payment if the Company achieves its budgeted operating income in 2011. Consideration will also be given to a possible higher bonus payout if the Company achieves threshold earnings under the 2011 annual cash incentive program.

•	Long-term incentive compensation. On January 13, 2011, the compensation committee approved the grant of options to purchase the Company’s common stock to all executive officers and certain other salaried employees, at an exercise price equal to the fair market value of the Company’s common stock on the grant date. The value of the stock options granted to each eligible employee was targeted to equate approximately to the Company’s manufacturing-based compensation peer group and align with the expected revenue performance of the Company.
     Compensation Risk Analysis
     The Company does not utilize compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The “Compensation Discussion and Analysis” section of this proxy statement describes generally our compensation policies and practices that are applicable to executive and management employees. Where possible, the Company uses common variable compensation designs with a significant focus on business financial performance.
EXECUTIVE COMPENSATION
Executive Officers
     The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position(s)

Edward J. Whalen	62	President, Chief Executive Officer and Director
Theodore W. Baun	38	Senior Vice President, Marketing and Sales
Thomas P. McCarthy	47	Senior Vice President, Human Resources
Joseph E. McNeely	46	Vice President, Finance, Chief Financial Officer and Treasurer
Laurence M. Trusdell	64	General Counsel and Corporate Secretary
     Edward J. Whalen, 62, was appointed as our President and Chief Executive Officer on December 18, 2009 and has served as a director since that date. Previously, he served as our Senior Vice President, Marketing and Sales, from December 2004 to September 2008. He also served as Senior Vice President, Marketing and Sales, for our subsidiaries from 1991 to December 2004. In 1991, Mr. Whalen was a member of the group of investors that acquired the Company from Bethlehem Steel. Prior to that, Mr. Whalen was President of Pullman Leasing Company, a railcar leasing business, after serving in various finance positions for Pullman Leasing Company, including Vice President of Finance and Treasurer. Mr. Whalen originally joined Pullman, Inc., the parent of Pullman Leasing Company, in 1972.
     Theodore W. Baun, 38, has been our Senior Vice President, Marketing and Sales since September 1, 2008. Mr. Baun first joined us in 1994 and has held roles of increasing responsibility in operations, marketing and sales. From 2003 to 2005, he was Director of Sales at Mitsui Rail Capital, LLC, a railcar leasing and services company, after which he returned to FreightCar America. He has been the leader of our sales team since November 2007.

     Thomas P. McCarthy, 47, has served as our Senior Vice President, Human Resources, since joining FreightCar America in June 2007. Prior to joining the Company, he held roles of increasing responsibility in human resources and labor relations with the General Electric Company in its GE Aviation, Plastics and Equipment Services businesses. This experience included serving as the Senior Vice President of Human Resources for G.E. Rail Services from 2004 until 2007.
     Joseph E. McNeely, 46, has been FreightCar America’s Vice President, Finance, Chief Financial Officer and Treasurer since September 2010. He joined the Company from Mitsui Rail Capital, LLC, a railcar leasing and services company, where he served as Vice President. While working for Mitsui, Mr. McNeely focused his efforts on business development and improving asset utilization. Previously, he held positions at GATX Corporation, including Vice President Finance for GATX Rail and Vice President Finance and IT for GATX Terminals Corporation. Mr. McNeely is a C.P.A. and, prior to joining GATX, he spent 12 years at Arthur Andersen LLP.
     Laurence M. Trusdell, 64, has served as our General Counsel and Corporate Secretary since June 2007. Prior to joining us, Mr. Trusdell was Vice President, Law and Corporate Secretary of W.W. Grainger, Inc., an international distributor of maintenance, repair and operating supplies, having joined Grainger as Associate General Counsel in 2004. He was an independent legal consultant in 2003-2004 and Vice President—General Counsel and Secretary of Videojet Technologies Inc., a manufacturer of variable data printing and coding products and accessories, from 1997 to 2003. He previously served in the North American legal group of The General Electric Company p.l.c. of London, England and practiced corporate law at the Chicago law firm of Mayer, Brown & Platt.
Summary Compensation Table
     The following table sets forth information regarding 2010 compensation for each of the Company’s 2010 Named Executive Officers (“NEOs”). Information regarding 2009 and 2008 compensation is presented for such executives who were also NEOs in 2009 and 2008. In accordance with SEC guidance, 2008 compensation is not presented for Messrs. Nagel and Baun, and 2009 and 2008 compensation is not presented for Messrs. McNeely and McCarthy, because they were not NEOs in those years. Salary includes amounts deferred at the officer’s election.
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	Change in	All Other
		Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Pension Value(6)	Compensation(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Edward J. Whalen	2010	311,667	—	—	1,873,020	—	288	14,700	2,199,675
President and Chief	2009	—	—	—	—	—	—	—	—
Executive Officer;	2008	206,667	—	66,425	171,062	—	—	102,200	546,354
Former Senior Vice President, Marketing and Sales(8)

Joseph E. McNeely	2010	80,349	—	60,525	—	—	—	4,821	145,695
Vice President, Finance, Chief Financial Officer and Treasurer(9)

Christopher L. Nagel	2010	221,667	—	—	69,020	—	—	139,940	430,627
Former Vice	2009	327,171	60,000	213,296	—	163,586	—	48,836	812,889
President, Finance, Chief Financial Officer and Treasurer (10)

Laurence M. Trusdell	2010	264,290	—	—	69,020	—	—	24,033	357,343
General Counsel and	2009	269,506	—	13,911	—	168,442	—	22,356	474,215
Corporate Secretary	2008	274,783	22,487	76,175	195,535	123,653	—	21,622	714,255

Theodore W. Baun	2010	235,000	—	—	69,020	—	21,191	14,725	339,936
Senior Vice President,	2009	213,125	—	51,133	8,130	133,203	85,687	9,800	501,078
Marketing and Sales

Thomas P. McCarthy	2010	220,210	—	69,020	—	—	—	14,551	303,781
Senior Vice President, Human Resources

1	Amounts disclosed in the Salary column represent salary earned by the NEO during the year.

2	Amounts disclosed in the Bonus column represent the bonuses paid to Messrs. Nagel and Trusdell after their commencement of employment with the Company in connection with bonuses forgone from their previous respective employers.

3	Amounts disclosed in the Stock Awards column relate to grants of restricted stock made under the LTIP. With respect to each restricted stock grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Grant date fair value for each restricted stock award was determined by multiplying the number of restricted shares granted by the average of the high and low stock trading prices for the Company’s common stock as reported by the Nasdaq Global Market on the grant date.

4	Amounts disclosed in the Option Awards column relate to grants of stock options made under the LTIP. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes option pricing model. The assumptions used in calculating the grant date fair value of each stock option award are disclosed in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

5	Amounts disclosed in the Non-Equity Incentive Plan Compensation column represent amounts earned under the Company’s annual cash incentive program.

6	Amounts disclosed in the Change in Pension Value column represent the actuarial increase in the present value of the NEO’s benefits under the Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements, and include amounts that the NEO may not currently be entitled to receive because such amounts are not vested. Messrs. McNeely, Nagel, Trusdell and McCarthy are not participants in the Pension Plan. The Pension Plan is described in greater detail in the section of this proxy statement entitled “Executive Compensation—Pension Benefits at December 31, 2010.” The Company does not maintain a non-qualified deferred compensation plan or a supplemental pension plan.

7	See the following table for details regarding amounts disclosed in the All Other Compensation column for 2010.
All Other Compensation for 2010

	Health Club	Transportation and	401(k)
	Membership	Travel-Related	Company Matching]	Vacation Payment at	Severance	Total All Other
	Fees[a]	Payments[b]	Contribution[c]	Termination	Payment[d]	Compensation
Name	($)	($)	($)	($)	($)	($)
Mr. Whalen	—	—	14,700	—	—	14,700
Mr. McNeely	—	—	4,821	—	—	4,821
Mr. Nagel	—	6,700	14,734	7,673	110,833	139,940
Mr. Trusdell	—	10,192	13,841	—	—	24,033
Mr. Baun	425	—	14,300	—	—	14,725
Mr. McCarthy	—	—	14,551	—	—	14,551

a.	Represents amounts reimbursed for health club membership fees for Mr. Baun.

b.	Represents payment of automobile allowance to NEOs (Messrs. Nagel and Trusdell were paid a monthly allowance of $500).

c.	Represents amount contributed by the Company on behalf of the NEOs to the 401(k) plan for employees at the Company’s Johnstown, Pennsylvania and Chicago, Illinois locations.

d.	Represents installment severance payments paid to Mr. Nagel in connection with his termination of his employment. For more information regarding Mr. Nagel’s severance payments, see the section of this proxy statement entitled “Potential Payments upon Termination or Change in Control.”
8	Mr. Whalen was appointed as President and Chief Executive Officer on December 18, 2009. He served as Senior Vice President, Marketing and Sales from December 2004 to September 2008.

9	Compensation information for Mr. McNeely represents compensation since he began serving as Vice President, Finance, Chief Financial Officer and Treasurer on September 13, 2010.

10	By agreement between Mr. Nagel and the Company, Mr. Nagel’s employment was terminated without cause under his employment agreement, effective August 26, 2010.
Supplemental Narrative to Summary Compensation Table
     A substantial portion of the total compensation reported in the Summary Compensation Table above is paid to the NEOs pursuant to the terms of their employment agreements or other compensation plans maintained by the Company.
Employment Agreements and Other Arrangements for NEOs
     Edward J. Whalen. On January 26, 2010, the Company entered into a letter agreement with Mr. Whalen effective January 1, 2010 pursuant to which he serves as President and Chief Executive Officer. Under the letter agreement, Mr. Whalen’s initial annual base salary is $340,000, subject to annual review by the compensation committee. On the execution date of the agreement, Mr. Whalen was awarded options to purchase 200,000 shares of common stock of the Company, at an exercise price equal to the fair market value of the Company’s common stock on the award date. The option award vests in two equal annual installments beginning on December 18, 2010 and would become fully vested upon a “Change in Control” (as defined in the agreement) or a termination of Mr. Whalen’s employment under certain defined circumstances. Mr. Whalen is not entitled to any benefits under the Company’s Executive Severance Plan or any other severance plan or policy applicable to Company employees.
     Mr. Whalen is entitled to participate in the Company’s annual cash incentive program applicable to senior executives. His target bonus is 100% of his salary, upon achievement of a target level of performance, payable in cash or securities of the Company within two and one-half months after the end of the fiscal year to which the bonus relates. The amount of his maximum bonus can equal up to 200% of his base salary. Mr. Whalen also is entitled to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees (other than the Company’s Executive Severance Plan).
     Joseph E. McNeely. Effective September 13, 2010, the Company entered into a letter agreement with Mr. McNeely pursuant to which he serves as the Company’s Vice President, Finance, Chief Financial Officer and Treasurer. Under this agreement, Mr. McNeely’s initial annual base salary is $265,000. Mr. McNeely’s base salary is subject to annual review by the compensation committee. On the effective date of the agreement, Mr. McNeely was awarded 2,500 restricted shares of the Company’s common stock. The restricted award vests in three equal annual installments beginning on the first anniversary of the effective date of the agreement, and would become fully vested upon a “Change in Control” (as defined in the agreement). As an inducement for him to join the Company, the Company also agreed to pay Mr. McNeely an amount equal to his forgone 2010 bonus, if any, from his former employer, up to a maximum of $5,000.

     Mr. McNeely became a participant in the Company’s Executive Severance Plan effective September 13, 2010. Under the terms of the plan, if the Company terminates Mr. McNeely’s employment without “Cause,” or Mr. McNeely terminates his employment for “Good Reason” (each as defined in the plan), the Company will pay Mr. McNeely’s base salary for 12 months following the date of termination. Mr. McNeely also is entitled to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees.
     Christopher L. Nagel. Pursuant to an employment agreement dated January 14, 2009, Mr. Nagel served as the Company’s Vice President, Finance, Chief Financial Officer and Treasurer. By agreement between Mr. Nagel and the Company, Mr. Nagel’s employment was terminated without cause effective August 26, 2010. Under the employment agreement, Mr. Nagel’s initial annual base salary was $350,000, which was reduced to $332,500 on May 16, 2009 (in connection with the Company’s above-described 5% salary reduction for all salaried employees). Mr. Nagel’s base salary was subject to annual review by the compensation committee.
     As an inducement to sign the employment agreement, the Company agreed to pay Mr. Nagel an amount equal to his forgone 2008 bonus from his previous employer, if any, up to a maximum of $60,000. Pursuant to this agreement, the Company paid Mr. Nagel $60,000 on April 14, 2009. On the effective date of the agreement, Mr. Nagel was awarded 10,000 shares of restricted stock. The restricted stock award was scheduled to vest in three equal annual installments beginning on the first anniversary of the effective date of the agreement and would become fully vested upon a “Change in Control” (as defined in the employment agreement). The agreement provided for his employment for an initial term of three years, which would be automatically extended for one-year periods until terminated prior to the end of the term by either party upon 90 days’ notice. In 2009, the Company reimbursed Mr. Nagel’s reasonable moving expenses incurred in relocating to the Chicago, Illinois area. The Company provided Mr. Nagel $500 per month to defray the costs associated with his automobile.
     Pursuant to his employment agreement, because Mr. Nagel’s employment was terminated without “Cause,” the Company will pay Mr. Nagel’s base salary for 12 months following the date of termination. Mr. Nagel was entitled under the agreement to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees (other than the Company’s Executive Severance Plan).
     Laurence M. Trusdell. Under his employment agreement effective June 11, 2007, Mr. Trusdell serves as the Company’s General Counsel and Corporate Secretary. Under the employment agreement, Mr. Trusdell’s initial annual base salary was $270,000, which was increased to $278,200 on June 1, 2008 and reduced to $264,290 on May 16, 2009 (in connection with the Company’s above-described 5% salary reduction for all salaried employees). Mr. Trusdell’s base salary is subject to annual review by the compensation committee.
     If the Company terminates Mr. Trusdell’s employment without “Cause,” or Mr. Trusdell terminates his employment for “Good Reason” (each as defined in his employment agreement), the Company will pay Mr. Trusdell’s base salary for 12 months following the date of termination (or 24 months if Mr. Trusdell terminates his employment for Good Reason due to a Change in Control). Mr. Trusdell also is entitled under the agreement to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees (other than the Company’s Executive Severance Plan).
     Theodore W. Baun. Mr. Baun does not have a written employment agreement with the Company. He has served as the Company’s Senior Vice President, Marketing and Sales since September 1, 2008. Mr. Baun agreed to an initial annual base salary of $220,000, which was reduced to $209,000 on May 16, 2009 (in connection with the Company’s above-described 5% salary reduction for all salaried employees). The compensation committee increased Mr. Baun’s annual base salary to $235,000 effective January 1, 2010. Mr. Baun’s base salary is subject to annual review by the compensation committee.
     Mr. Baun became a participant in the Company’s Executive Severance Plan effective September 1, 2009. Under the terms of the plan, if the Company terminates Mr. Baun’s employment without “Cause,” or Mr. Baun terminates his employment for “Good Reason” (each as defined in the plan), the Company will pay Mr. Baun’s base salary for 12 months following the date of termination. Mr. Baun also is entitled to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees.
     Thomas P. McCarthy. Under his employment agreement effective June 4, 2007, Mr. McCarthy serves as the Company’s Senior Vice President, Human Resources. Under the employment agreement, Mr. McCarthy’s initial annual base salary was $225,000, which was increased to $231,800 on June 4, 2008 and reduced to $220,210 on May 16, 2009 (in connection with the Company’s above-described 5% salary reduction for all salaried employees). Mr. McCarthy’s base salary is subject to annual review by the compensation committee.
     If the Company terminates Mr. McCarthy’s employment without “Cause,” or Mr. McCarthy terminates his employment for “Good Reason” (each as defined in his employment agreement), the Company will pay Mr. McCarthy’s base salary for 12 months following the date of termination. Mr. McCarthy also is entitled under the agreement to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees (other than the Company’s Executive Severance Plan).
2005 Long Term Incentive Plan
     The Company adopted the LTIP in April 2005, effective upon the closing of our initial public offering on April 11, 2005. Under the LTIP, the Company may grant to NEOs and other eligible employees cash incentive awards, stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards. At the Company’s 2008 annual meeting of stockholders, our stockholders approved an amendment to the LTIP that increased the number of shares authorized for issuance under the LTIP from 659,616 to 1,659,616. As of December 31, 2010, 805,346 shares remained available for issuance under the LTIP.
Annual Cash Incentive Program
     In 2008, the compensation committee approved an annual cash incentive program to replace the Salaried Bonus Plan. Under the program, each of the NEOs is eligible to receive a grant of performance units based on the level of achievement with respect to the following performance metrics: (i) a corporate-wide performance goal, RONA; (ii) function/team performance goals; and (iii) individual performance goals. These performance metrics are weighted 50%, 25% and 25%, respectively. The incentive program is designed to provide a link to the Company’s goals and objectives in addition to RONA. The number of performance units granted determines the NEO’s cash incentive award. In 2010, the CEO’s target cash incentive award was 100% of annual base salary and each other NEO’s target cash incentive award was 50% of annual base salary. NEOs can receive 0% to 150% of the target cash incentive award.
Grants of Plan-Based Awards for the Year Ended December 31, 2010

						All Other
						Option Awards:
					All Other Stock	Number of		Grant Date Fair
					Awards: Number of	Securities		Value of Stock and
		Estimated Future Payouts Under			Shares or Units of	Underlying	Exercise or Base	Option
		Non-Equity Incentive Plan			Stock[2]	Options[3]	Price of Option	Awards[4]
Name	Grant Date	Awards[1]			(#)	(#)	Awards ($/Sh)	($)
		Thres-hold	Target	Max-imum
		($)	($)	($)
Edward J. Whalen	1/1/10	155,833	311,667	623,333	—	—	—	—
	1/26/10	—	—	—	—	200,000	19.96	1,804,000
	2/23/10	—	—	—	—	7,250	20.69	69,020

Joseph E. McNeely	9/13/10	20,087	40,175	60,262	—	—	—	—
	9/13/10	—	—	—	2,500	—	—	60,525

						All Other
						Option Awards:
					All Other Stock	Number of		Grant Date Fair
					Awards: Number of	Securities		Value of Stock and
		Estimated Future Payouts Under			Shares or Units of	Underlying	Exercise or Base	Option
		Non-Equity Incentive Plan			Stock[2]	Options[3]	Price of Option	Awards[4]
Name	Grant Date	Awards[1]			(#)	(#)	Awards ($/Sh)	($)
		Thres-hold	Target	Max-imum
		($)	($)	($)
Christopher L. Nagel	1/01/10	55,417	110,833	166,250	—	—	—	—
	2/23/10	—	—	—	—	7,250	20.69	69,020

Laurence M. Trusdell	1/01/10	66,073	132,145	198,218	—	—	—	—
	2/23/10	—	—	—	—	7,250	20.69	69,020

Theodore W. Baun	1/01/10	58,750	117,500	176,250	—	—	—	—
	2/23/10	—	—	—	—	7,250	20.69	69,020

Thomas P. McCarthy	1/01/10	55,053	110,105	165,158	—	—	—	—
	2/23/10	—	—	—	—	7,250	20.69	69,020

[1]	Represents estimated payouts under the Company’s annual cash incentive program.

[2]	Represents restricted stock awards made under the LTIP.

[3]	Represents stock option awards made under the LTIP.

[4]	Represents grant-date “fair value” of restricted stock and option awards computed in accordance with FASB ASC Topic 718. Assumptions underlying the valuations are set out in footnotes 3 and 4 to the Summary Compensation Table above.
     Supplemental Narrative to Grants of Plan-Based Awards Table
     Awards of restricted stock are made by the compensation committee under the LTIP. An NEO who is granted a restricted stock award receives certain stockholder rights with respect to the unvested stock, including the rights to vote and receive dividends. Awards vest in three annual installments of equal size beginning on the first anniversary of the award date, provided that the NEO is continuously employed by the Company until each respective vesting date. Unvested restricted stock would become fully vested upon a Change in Control (as defined in the LTIP). If the NEO’s employment with the Company terminates, all unvested shares are forfeited and the NEO forfeits his stockholder rights with respect to the forfeited shares.
     Awards of stock options are also made by the compensation committee under the LTIP. The exercise price for the options is based on the average of the high and low trading prices of the Company’s stock on the award date (unless there are no trades on the award date, in which case the exercise price is based on the closing price of the Company’s stock on the last trading day preceding the award date). The options are non-qualified options for federal income tax purposes. As with restricted stock awards, stock option awards vest in three annual installments of equal size beginning on the first anniversary of the award date, provided that the NEO is continuously employed by the Company until each respective vesting date. Options expire on the tenth anniversary of the award date. Unvested option awards would become fully vested upon a Change in Control (as defined in the LTIP). If the NEO’s employment with the Company terminates prior to the final vesting of the award, all unexercised options are forfeited unless the termination is due to the NEO’s death, disability or retirement, in which case vested options may be exercised until the earlier of the first anniversary of the termination date or the option expiration date.
Outstanding Equity Awards at 2010 Fiscal Year End

Option Awards						Stock Awards
Number of
	Securities	Number of Securities					Market Value of
	Underlying	Underlying Unexercised				Number of Shares or	Shares or Units of
	Unexercised Options	Options		Option Exercise		Units of Stock That	Stock That Have Not
	(#)	(#)		Price	Option Expiration	Have Not Vested	Vested
Name	Exercisable	Unexercisable[1]		($)	Date	(#)	($)[2]
Edward J. Whalen	100,000	100,000	(a)	19.96	1/26/2020	—	—
	—	7,250	(b)	20.69	2/23/2020	—	—

Option Awards						Stock Awards
	Number of
	Securities	Number of Securities						Market Value of
	Underlying	Underlying Unexercised				Number of Shares or		Shares or Units of
	Unexercised Options	Options		Option Exercise		Units of Stock That		Stock That Have Not
	(#)	(#)		Price	Option Expiration	Have Not Vested		Vested
Name	Exercisable	Unexercisable[1]		($)	Date	(#)		($)[2]
Joseph E. McNeely	—	—		—	—	2,500	(e)	72,350

Christopher L. Nagel[3]	—	—		—	—	—		—

Laurence M. Trusdell	10,547	5,273	(c)	30.47	1/13/2018	—		—
	—	7,250	(b)	20.69	2/23/2020	—		—
	—	—		—	—	833	(f)	24,107
	—	—		—	—	520	(g)	15,049

Theodore W. Baun	1,100	550	(c)	30.47	1/13/2018	—		—
	333	667	(d)	17.84	5/12/2019	—		—
	—	7,250	(b)	20.69	2/23/2020	—		—
	—	—		—	—	86	(f)	2,489
	—	—		—	—	1,912	(g)	55,333

Thomas P. McCarthy	7,027	3,513	(c)	30.47	1/13/2018	—		—
	—	7,250	(b)	20.69	2/23/2020	—		—
	—	—		—	—	536	(f)	15,512
	—	—		—	—	434	(g)	12,560

[1]	Nonvested option awards are disclosed in the table as unexercisable.

[2]	Market value of unvested shares of restricted stock based on market closing price of the Company’s common stock on the Nasdaq Global Market of $28.94 on December 31, 2010.

[3]	Mr. Nagel forfeited 7,250 outstanding options and 7,321 unvested shares of restricted stock upon his termination of employment on August 26, 2010.
a.	Option award vesting on December 18, 2011.

b.	Option award vesting in three equal annual installments beginning on February 23, 2011.

c.	Option award vesting on January 13, 2011.

d.	Option award vesting in two equal annual installments beginning on May 12, 2011.

e.	Restricted stock award vesting in three equal annual installments beginning on September 13, 2011.

f.	Restricted stock award vesting on January 13, 2011.

g.	Restricted stock award vesting in two equal annual installments beginning on May 12, 2011.
Option Exercises and Stock Vested for the Year Ended December 31, 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value
	Acquired on	Value	Acquired on	Realized on
	Exercise	Realized on	Vesting	Vesting
Name	(#)	Exercise ($)	(#)	($)
Edward J. Whalen	—	—	—	—
Joseph E. McNeely	—	—	—	—
Christopher L. Nagel	—	—	3,660	80,345
Laurence M. Trusdell	—	—	3,259	79,452
Theodore W. Baun	—	—	1,042	29,403
Thomas P. McCarthy	—	—	1,919	48,372

Pension Benefits at December 31, 2010

		Number of Years	Present Value of	Payments During
		Credited	Accumulated	Last
	Plan	Service[2]	Benefit[3]	Fiscal Year
Name	Name[1]	(#)	($)	($)
Edward J. Whalen [4]	Johnstown America Corporation Nonrepresented Salaried Pension Plan	16.67	460,130	38,447
Joseph E. McNeely [5]	—	—	—	—
Christopher L. Nagel [5]	—	—	—	—
Laurence M. Trusdell [5]	—	—	—	—
Theodore W. Baun [4]	Johnstown America Corporation Nonrepresented Salaried Pension Plan	13.34	184,800	—
Thomas P. McCarthy [5]	—	—	—	—

1	The Company does not maintain a non-qualified or supplemental pension plan that provides benefits in excess of the limitations set forth in Code Sections 415 and 401(a)(17).

2	Years of credited service as of the same pension plan measurement date used for financial statement reporting purposes with respect to the fiscal year’s audited financial statements. The number of years shown is the actual service for each of the executives. The Company does not give credit for additional years of service to executives for any reason.

3	The actuarial present value calculated as of the same pension plan measurement date used for financial statement reporting purposes with respect to the fiscal year’s audited financial statements, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

4	Messrs. Whalen and Baun are fully vested in their accrued benefits under the Pension Plan.

5	Messrs. McNeely, Nagel, Trusdell and McCarthy are not eligible to participate in the Pension Plan because they were hired after 2004.
     Supplemental Narrative to Pension Benefits Table
     The Company maintains the Johnstown America Corporation Salaried Pension Plan (the “Pension Plan”) for the benefit of its eligible salaried employees. The Pension Plan is a tax-qualified defined benefit pension plan. Benefits provided under the Pension Plan are limited by Code Sections 415 and 401(a)(17). Code Section 415 limits the benefit amount payable from the Pension Plan based on the pensioner’s service, pay, and a dollar amount cap that is indexed. Code Section 401(a)(17) limits the pensionable earnings that may be used to determine the pension benefit amount. All salaried employees of Johnstown America Corporation and JAC Operations, Inc. hired prior to January 1, 2005 who are not members of any collective bargaining unit and who have attained age 21 and completed at least one year of service with the Company are eligible to participate in the Pension Plan. A participant must complete at least five years of service with the Company to be vested under the Pension Plan. Eligibility for normal retirement is at age 65.
     Subject to the Code limits noted above, the Pension Plan’s normal retirement payment and benefit formula is the maximum of (a), (b) and (c), minus (d) and (e), as follows:
(a)	1.35% times average monthly earnings (defined as: the highest 60 consecutive months of earnings out of the last 120 months divided by 60) times years of service. Earnings are defined as the participant’s W-2 pay plus Code Section 401(k) and Code Section 125 deferrals, minus bonus, overtime, expense reimbursements, moving expenses, salary gross-up payments, and imputed income. Service is determined as elapsed time measured on years and months since last hiring date, and includes service with Bethlehem Steel Corporation. For active participants who had 25 years of service on November 1, 1991, an extra month of service is credited for every month of service earned between November 1, 1991 and October 31, 1994.

(b)	($40.00 times years of service before May 2005) plus ($50.00 times years of service after April 2005).

(c)	1.05 times (1.60% of average monthly earnings times years of service) minus (0.475% of Social Security covered compensation times years of service (maximum 35 years)). Covered compensation offset begins at age 62.

(d)	Accrued monthly benefit from Bethlehem Steel Corporation pension plans for service prior to October 28, 1991.

(e)	Accrued monthly benefit from Transportation Technologies pension plans for service prior to June 4, 1999.
     The Pension Plan also provides a special payment for early and normal retirees with at least 10 years of service with the Company (and replaces the first three monthly pension benefit payments) as follows: nine weeks of base pay plus remaining unused vacation in the year of retirement.
     Eligibility for early unreduced retirement is at age 62 and 15 years of service, or at any age with 30 years of service. A participant can take early reduced retirement after age 60 with 15 years of service, subject to a reduction for early commencement of 16.18% at age 60 and 8.55% at age 61.
     The normal form of benefit is a life annuity. If the participant is married and receives payments in the form of a joint and survivor annuity, or otherwise elects another form of benefit under the Pension Plan, the amount of monthly benefits payable to the participant would be reduced to reflect the actuarially increased cost of providing such other benefit forms.
Nonqualified Deferred Compensation for the Year Ended December 31, 2010
The Company does not make available a non-qualified deferred compensation plan for its NEOs or other employees.
Potential Payments upon Termination or Change in Control
     This section describes and quantifies potential payments that may be made to each NEO at, following, or in connection with the resignation, severance, retirement or other termination of the NEO or a change of control of the Company, other than with respect to Mr. Nagel, whose actual termination benefits are described below. These benefits are in addition to benefits generally available to salaried employees.
     The potential payments described below are estimates only. As such, the potential payments do not necessarily reflect the actual amounts that would be paid to each NEO, which would be known only at the time the NEO becomes eligible for payment due to a termination of employment or change in control. The following tables reflect potential amounts that could be payable to the applicable NEO if a change in control or the indicated termination of employment occurred at December 31, 2010.
     Mr. Nagel’s employment with the Company was terminated effective August 26, 2010. Pursuant to the terms of his employment agreement, he is entitled to aggregate severance payments of $507,297 as described in footnote 7 to the Summary Compensation Table.
     Mr. Whalen
     Upon a termination of Mr. Whalen’s employment for any reason, he will be entitled to (i) his accrued salary and accrued and unused vacation through the date of termination, (ii) his prior fiscal year bonus, to the extent earned and unpaid, (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination and (iv) any pro rata bonus due and payable. Mr. Whalen is not entitled to any benefits under the Company’s Executive Severance Plan or any other severance plan or policy applicable to Company employees.
     Mr. Whalen’s unvested stock options would become fully vested upon a “Change of Control,” as defined in the LTIP, or upon a “Qualifying Termination,” which is defined to mean a termination of Mr. Whalen’s employment (i) by the Company without Cause, (ii) by Mr. Whalen for Good Reason or (iii) by reason of Mr. Whalen’s death, disability or retirement. “Cause” and “Good Reason” each have the meaning set forth in the Company’s Executive Severance Plan as in effect on January 26, 2010.
     Mr. Whalen has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation restrictions that apply for one year following termination of his employment.
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. WHALEN

Executive Benefits and			Change in Control –	Termination without
Payments Upon Change in		Change in Control –	Termination	Cause
Control or Termination of	Change in Control – No	Termination	for Good	or for Good
Employment	Termination[1]	without Cause[1]	Reason[1]	Reason[2]	Death	Disability
Compensation:
Base Salary	—	—	—	—	—	—
Incentive Compensation	—	—	—	—	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$957,813	$957,813	$957,813	—	—	—

Benefits and Perquisites:
Continuing Benefits[2]	—	—	—	—	—	—

Total:	$957,813	$957,813	$957,813	—	—	—

[1]	In the event of a “Change in Control,” Mr. Whalen becomes fully vested in his outstanding restricted stock and stock option awards.

[2]	Mr. Whalen is not entitled to any benefits under the Company’s Executive Severance Plan or any other severance plan or policy applicable to Company employees.
     Messrs. McNeely, Trusdell, Baun and McCarthy
     Mr. McNeely has entered into a letter agreement with the Company relating to his employment, which provides that upon a termination of his employment for any reason, he will be entitled to (i) his accrued salary and accrued and unused vacation through the date of termination, (ii) his prior fiscal year bonus, to the extent earned and unpaid, and (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination. In addition, Mr. McNeely is entitled to certain payments upon termination or change in control pursuant to the Company’s Executive Severance Plan, in which Mr. McNeely became a participant effective September 13, 2010.
     Messrs. Trusdell and McCarthy have entered into employment agreements with the Company, which provide for employment for an initial term of three years, which automatically extends for one-year periods until terminated prior to the end of the term by either party upon 90 days’ notice. The respective agreements provide for certain payments to them, as described below, upon termination of their employment or a change in control.
     Mr. Baun does not have a written employment agreement with the Company. Instead, payments to him upon termination or change in control are provided for in the Company’s Executive Severance Plan, in which Mr. Baun became a participant effective September 1, 2009.

     If the Company terminates the employment of any of Messrs. McNeely, Trusdell, Baun or McCarthy without Cause, or if any of them terminates his employment for Good Reason (each as defined in the NEO’s employment agreement or in the Executive Severance Plan, as applicable), then the Company will provide the following payments and benefits to him: (i) base salary for 12 months following the date of termination (or 24 months for Mr. Trusdell for a termination for Good Reason following a Change in Control); (ii) one payment equal to his “target” bonus for the year of termination (or one payment equal to two times his “target” bonus for the year of termination for Mr. Trusdell for a termination for Good Reason following a Change in Control); and (iii) continued participation in the Company’s group health benefit plan by him, and such members of his family who participated in the group health plan at the time of his termination, for a period of 12 months (or 24 months for Mr. Trusdell for a termination for Good Reason following a Change in Control) at the same costs and coverage levels as applicable to active employees of the Company.
     Each of Messrs. Trusdell and McCarthy has agreed in his employment agreement to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-competition restrictions that apply for one year following termination of employment. Messrs. McNeely and Baun have agreed to similar terms and additional non-disparagement restrictions as participants in the Company’s Executive Severance Plan.
     Under the terms of the LTIP and the restricted stock and stock option agreements of Messrs. McNeely, Trusdell, Baun and McCarthy, unvested restricted stock and stock options would become fully vested upon a Change in Control (as defined under the LTIP).
     The Company does not provide its executives with change in control excise tax gross-ups.
     Summarized below are the potential payments and benefits payable by the Company to Messrs. McNeely, Trusdell, Baun and McCarthy, respectively, at, following or in connection with the indicated termination of employment or change in control as of December 31, 2010:
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. MCNEELY

Executive Benefits and			Change in Control –	Termination without
Payments Upon Change in	Change in	Change in Control –	Termination	Cause
Control or Termination of	Control – No	Termination	for Good	or for Good
Employment	Termination[1]	without Cause[1]	Reason[1]	Reason[2]	Death	Disability
Compensation:
Base Salary	—	$265,000	$265,000	$265,000	—	—
Incentive Compensation	—	—	—	—	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$72,350	$72,350	$72,350	—	—	—

Benefits and Perquisites:
Continuing Benefits[3]	—	$11,172	$11,172	$11,172	—	—

Total:	$72,350	$348,522	$348,522	$276,172	—	—

[1]	In the event of a “Change in Control,” Mr. McNeely becomes fully vested in his outstanding restricted stock and stock option awards.

[2]	In the event that the Company terminates Mr. McNeely’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits described in the table above.

[3]	In the that event the Company terminates Mr. McNeely’s employment without “Cause” or if he terminates his employment for “Good Reason,” Mr. McNeely will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination, for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. TRUSDELL

Executive Benefits and			Change in Control –	Termination without
Payments Upon Change in		Change in Control –	Termination	Cause
Control or Termination of	Change in Control – No	Termination	for Good	or for Good
Employment	Termination[1]	without Cause[1]	Reason[1]	Reason[2]	Death	Disability
Compensation:
Base Salary	—	$264,290	$528,580	$264,290	—	—
Incentive Compensation	—	$132,145	$264,290	$132,145	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$98,968	$98,968	$98,968	—	—	—

Benefits and Perquisites:
Continuing Benefits[3]	—	$10,896	$21,792	$10,896	—	—

Total:	$98,968	$506,299	$913,630	$407,331	—	—

[1]	In the event of a “Change in Control,” Mr. Trusdell becomes fully vested in his outstanding restricted stock and stock option awards.

[2]	In the event that the Company terminates Mr. Trusdell’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits described in the table above.

[3]	In the event that the Company terminates Mr. Trusdell’s employment without “Cause” or if he terminates his employment for “Good Reason,” Mr. Trusdell will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination, for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company (or 24 months for a “Good Reason” termination following a “Change in Control”).
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. BAUN

Executive Benefits and			Change in Control –	Termination without
Payments Upon Change in		Change in Control –	Termination	Cause
Control or Termination of	Change in Control – No	Termination	for Good	or for Good
Employment	Termination[1]	without Cause[1]	Reason[1]	Reason[2]	Death	Disability
Compensation:
Base Salary	—	$235,000	$235,000	$235,000	—	—
Incentive Compensation	—	$111,087	$111,087	$111,087	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$125,027	$125,027	$125,027	—	—	—

Benefits and Perquisites:
Continuing Benefits[3]	—	$11,172	$11,172	$11,172	—	—

Total:	$125,027	$482,286	$482,286	$357,259	—	—

[1]	In the event of a “Change in Control,” Mr. Baun becomes fully vested in his outstanding restricted stock and stock option awards.

[2]	In the event that the Company terminates Mr. Baun’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits described in the table above.

[3]	In the that event the Company terminates Mr. Baun’s employment without “Cause” or if he terminates his employment for “Good Reason,” Mr. Baun will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination, for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. MCCARTHY

Executive Benefits and			Change in Control –	Termination without
Payments Upon Change in		Change in Control –	Termination	Cause
Control or Termination of	Change in Control – No	Termination	for Good	or for Good
Employment	Termination[1]	without Cause[1]	Reason[1]	Reason[2]	Death	Disability
Compensation:
Base Salary	—	$220,210	$220,210	$220,210	—	—
Incentive Compensation	—	$110,105	$110,105	$110,105	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$87,884	$87,884	$87,884	—	—	—

Benefits and Perquisites:
Continuing Benefits[3]	—	$11,172	$11,172	$11,172	—	—

Total:	$87,884	$429,371	$429,371	$341,487	—	—

[1]	In the event of a “Change in Control,” Mr. McCarthy becomes fully vested in his outstanding restricted stock and stock option awards.

[2]	In the event that the Company terminates Mr. McCarthy’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits described in the table above.

[3]	In the that event the Company terminates Mr. McCarthy’s employment without “Cause” or if he terminates his employment for “Good Reason,” Mr. McCarthy will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination, for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.

Compensation Committee Report
     The Compensation Committee of the Board (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with the Company’s management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2010.
     Respectfully submitted by the Committee,

Thomas A. Madden, Chairman William D. Gehl Robert N. Tidball

DIRECTOR COMPENSATION
2010 Director Compensation Table

	Fees Earned or Paid
	in Cash	Stock Awards	Total
Name	($)[1]	($)[2]	($)
James D. Cirar	45,000	40,512	85,512
Thomas M. Fitzpatrick	98,100	40,512	138,612
William D. Gehl	59,400	40,512	99,912
Thomas A. Madden	58,500	40,512	99,012
S. Carl Soderstrom, Jr.	67,500	40,512	108,012
Robert N. Tidball	54,000	40,512	94,512

[1]	Includes the following annual retainer fees, board of directors and committee meeting attendance fees, and committee chairmanship fees:

	Mr. Cirar	Mr. Fitzpatrick	Mr. Gehl	Mr. Madden	Mr. Soderstrom	Mr. Tidball
Retainer	$27,000	$27,000	$27,000	$27,000	$27,000	$27,000
Chairmanship	—	$58,500	$4,500	$4,500	$13,500	$4,500
Attendance	$18,000	$12,600	$27,900	$27,000	$27,000	$22,500

Total	$45,000	$98,100	$59,400	$58,500	$67,500	$54,000

[2]	Represents the grant date fair value of restricted shares granted by the Company during 2010 computed in accordance with FASB ASC Topic 718. Grant date fair value was determined by multiplying the number of restricted shares granted by the average of the high and low stock trading prices for the Company’s common stock as reported by the Nasdaq Global Market on the grant date.
The number of shares awarded to directors during 2010 and the aggregate unvested stock awards as of December 31, 2010 are as follows:

	Shares Awarded During	Aggregate Unvested
Director	2010	Stock Awards
James D. Cirar	1,404 shares	1,404 shares
Thomas M. Fitzpatrick	1,404 shares	1,404 shares
William D. Gehl	1,404 shares	1,404 shares
Thomas A. Madden	1,404 shares	1,404 shares
S. Carl Soderstrom, Jr.	1,404 shares	1,404 shares
Robert N. Tidball	1,404 shares	1,404 shares
     General Description of Director Compensation
     We reimburse directors for expenses incurred in connection with attendance at board or committee meetings. Because of the difficult business conditions faced by the Company during 2010, the board reduced each component of the independent directors’ compensation by 10% during 2010. Accordingly, during 2010, our independent directors were compensated as follows: $27,000 as an annual retainer; $900 for board meeting attendance; $900 for committee meeting attendance; $13,500 annual compensation for the chairperson of the audit committee; $4,500 annual compensation for the chairperson of any other committee; and an annual restricted stock award of $40,500. The annual fee for the non-executive Chairman of the Board was $58,500. This 10% compensation reduction ended on December 31, 2010. Consequently, during 2011 independent directors will be compensated as follows: $30,000 as an annual retainer; $1,000 for board meeting attendance; $1,000 for committee meeting attendance; $15,000 annual compensation for the chairperson of the audit committee; $5,000 annual compensation for the chairperson of any other committee; and an annual restricted stock award of $45,000. The 2011 annual fee for the non-executive Chairman of the Board is $65,000. The Company does not provide any incentive-based non-equity compensation to directors and does not maintain a defined benefit or actuarial pension plan or a deferred compensation plan for directors.
     Stock Ownership Requirements
          The board of directors expects that each non-executive director will maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to the non-executive director during the three-year period ending on any given date of determination. The director may reduce the amount of stock holdings by the number of shares the director has applied directly to the payments of taxes on such awards. Company stock holdings that count towards meeting ownership requirements include: (a) shares owned outright or in trust; and (b) stock options, restricted stock or restricted stock units, including options or shares granted but not vested. If a director consistently fails to comply with the stock ownership requirements, the compensation committee will take such actions as it deems appropriate, including, but not limited to allocating an additional amount of the director’s annual compensation to the purchase of stock in accordance with the program or reducing future equity compensation awards.
     Registration Rights Agreement
     We entered into a registration rights agreement, dated as of April 11, 2005, with substantially all of our stockholders as of immediately prior to the completion of our initial public offering. The stockholders that are party to the registration rights agreement had the right to require us, subject to certain terms and conditions, to register their shares of our common stock under the Securities Act of 1933, as amended, at any time. The selling stockholders in our secondary offering exercised their demand registration rights to require us, subject to certain terms and conditions, to register their shares of our common stock under the Securities Act of 1933, as amended. We and certain of our stockholders remain party to the registration rights agreement.

EQUITY COMPENSATION PLAN INFORMATION
     This table contains information as of December 31, 2010 about FreightCar America’s equity compensation plans, all of which have been approved by FreightCar America’s stockholders.

	Number of common shares				Number of common shares remaining
	to be issued upon				available for future issuance under
	exercise of outstanding		Weighted-average		equity compensation plans (excluding
	options, warrants and		exercise price of outstanding		common shares reflected in the first
	rights		options, warrants and rights		column)
Equity compensation plans approved by stockholders	355,827	(1)	$22.51	(2)	805,346	(3)

Equity compensation plans not approved by stockholders	-0-		N/A		-0-

Total	355,827		$22.51		805,346

(1)	Includes an aggregate of 34,827 restricted shares that were not vested as of December 31, 2010.

(2)	Weighted-average exercise price of outstanding options excludes restricted shares.

(3)	Represents shares of common stock authorized for issuance under the LTIP in connection with awards of stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards.
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE REPORT
Fees Billed by Independent Registered Public Accounting Firm
     The audit committee has adopted a pre-approval policy pursuant to which it must pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services. Under the policy, the audit committee may delegate the authority to pre-approve any audit or non-audit services to be provided by our independent registered public accounting firm to one or more of its members. The pre-approval of services by a member of the audit committee pursuant to this delegated authority, if any, must be reported at the next meeting of the audit committee.
     From time to time, the audit committee may pre-approve specified types of services that are expected to be provided by our independent registered public accounting firm. Unless the audit committee determines otherwise, the term for any service pre-approved by the audit committee is twelve months from the date of pre-approval. Any pre-approval must set forth in detail the particular service or type of services to be provided and is generally subject to a specific cost limit. Any services that exceed these cost limits require specific approval by the audit committee. The audit committee may periodically review and, as necessary, revise the list of pre-approved services based on subsequent determinations.
     The following table presents fees for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte entities”) for the audit of our annual financial statements for the fiscal years ended December 31, 2010 and 2009, and fees billed for other services rendered by the Deloitte entities during those periods.

	Fiscal Year Ended	Fiscal Year Ended
Fees	December 31, 2010	December 31, 2009
Audit Fees[1]	$591,150	$766,669
Audit-Related Fees[2]	64,500	65,252
Tax Fees[3]	—	—
Total	$655,650	$831,921

[1]	Audit Fees include fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings. Fees for 2009 include those related to the restatement of our 2008 financial statements.

[2]	Audit-Related Fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our annual consolidated financial statements and not reported under “Audit Fees.” For 2010 and 2009, Audit-Related Fees include fees for employee benefit plan audits and required subsidiary and statutory audits.

[3]	Tax Fees include fees billed or expected to be billed for services performed related to tax compliance, tax advice and tax planning. There were no Tax Fees billed or expected to be billed in 2010 or 2009.
     During fiscal years 2010 and 2009, the audit committee pre-approved 100% of all audit-related services provided to us by Deloitte & Touche LLP in accordance with the pre-approval policy described above pursuant to applicable laws and regulations.
Report of the Audit Committee
     The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.
     The audit committee is currently comprised of Messrs. Cirar, Gehl, Madden and Soderstrom. Our board of directors has determined that each member of the audit committee meets the independence requirements under the listing standards of the Nasdaq Global Market, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission. The committee operates under a written charter that was adopted by our board of directors.
     The committee oversees our accounting and financial reporting process on behalf of our board of directors. Management has the primary responsibility for the preparation of our financial statements and the disclosure and financial reporting process, including establishing a system of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements as of and for the year ended December 31, 2010. Deloitte & Touche LLP is responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles.
     The committee has discussed and reviewed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With

Governance), which includes, among other things, matters related to the conduct of the audit of our financial statements. The committee has also received from Deloitte & Touche LLP the written disclosures describing the relationships between Deloitte & Touche LLP and us that might bear on the independence of Deloitte & Touche LLP consistent with and required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
     In reliance on the reviews and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.
     Respectfully submitted by the audit committee,

S. Carl Soderstrom, Jr., Chairman James D. Cirar William D. Gehl Thomas A. Madden

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our audit committee is responsible for the review of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. There were no related-person transactions during 2010.
2012 ANNUAL MEETING OF STOCKHOLDERS
     We expect that our 2012 annual meeting of stockholders will be held within 30 days of May 11, 2012, which will be the first anniversary of the upcoming annual meeting. Subject to certain exceptions set forth in our by-laws, proposals of stockholders intended for inclusion in the proxy statement for our 2012 annual meeting of stockholders must be received by our Secretary at our principal executive offices (currently at Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606) by December 8, 2011. If a stockholder intends to present a proposal at the 2012 annual meeting of stockholders, but not to have such proposal included in our proxy statement relating to that meeting, such proposal must be received by our Secretary not earlier than January 12, 2012 and not later than February 11, 2012. Such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.
“HOUSEHOLDING” OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.
     A number of brokers with accountholders who are stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.
     Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940.

By Order of the Board of Directors FreightCar America, Inc.
/s/ Laurence M. Trusdell
LAURENCE M. TRUSDELL
General Counsel and Corporate Secretary

FREIGHTCAR AMERICA, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 11, 2011.

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Annual Meeting Proxy Card
     IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals —	The Board of Directors recommends a vote “FOR” both nominees listed with respect to Proposal 1, “FOR” Proposal 2, “FOR” a frequency of “1 YEAR” with respect to Proposal 3, and “FOR” Proposal 4.

1. Election of Class III directors: Nominees:	For	Withhold		For	Withhold

01 - Thomas M. Fitzpatrick	☐	☐	02 - Thomas A. Madden	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	Advisory vote on executive compensation.	☐	☐	☐	3.	Advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

 B   Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Please check here if you plan to attend the Annual Meeting of Stockholders.	☐
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign this proxy exactly as your name appears on the proxy. If held in joint tenancy, all persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, limited liability company or other similar entity, please sign in such entity’s name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2011:
Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2010 are available at: www.railproxy.info
If you have not voted via the Internet or telephone, Please return voted proxies to:
Proxy Services
c/o Computershare Investor Services
PO Box 43101
Providence, RI 02940-5067
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — FreightCar America, Inc.
ANNUAL MEETING OF STOCKHOLDERS
MAY 11, 2011
Union League Club of Chicago
65 West Jackson Boulevard
Chicago, Illinois 60604
10:00 a.m. (local time)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FREIGHTCAR AMERICA, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2011 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Joseph E. McNeely and Laurence M. Trusdell, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of FreightCar America, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on May 11, 2011 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, and at any postponement(s) or adjournment(s) thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, as set forth in the related Notice of Annual Meeting and Proxy Statement, the receipt of which is hereby acknowledged. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting and any adjournment(s) or postponement(s) thereof. This proxy card is valid only when signed and dated.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF BOTH CLASS III DIRECTOR NOMINEES, “FOR” WITH RESPECT TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, “FOR” A FREQUENCY OF “1 YEAR” WITH RESPECT TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.
(Continued and to be dated and signed on the reverse side.)